UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Marlin Business Services Corp.

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MARLIN BUSINESS SERVICES CORP.
300 Fellowship Road
Mount Laurel, NJ 08054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 28, 2009

To the Shareholders of Marlin Business Services Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, will be held on October 28, 2009, at 9:00 a.m. at The Westin Mount Laurel, 555 Fellowship Road, Mount Laurel, New Jersey, 08054, for the following purposes:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To approve the amendment to the Corporation’s 2003 Equity Compensation Plan, as amended (the “Equity Plan”), to increase the maximum aggregate number of shares of the Corporation’s stock that may be subject to grants made under the Equity Plan to any individual during any calendar year from 100,000 shares to 200,000 shares, and the Equity Plan as so amended;

3.	To approve the amendment to the Equity Plan to allow a one-time stock option exchange program for the Corporation’s employees;

4.	To approve the amendment to the Equity Plan to increase the maximum aggregate number of shares of the Corporation’s common stock that may be subject to grants made under the Equity Plan to any individual during the 2010 calendar year to 300,000 shares if the option exchange program is approved, and the Equity Plan as so amended; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed July 31, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

/s/ George D. Pelose
George D. Pelose
Secretary

Your vote is important, regardless of the number of shares you own. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person.

Dated: September 18, 2009

Important Notice Regarding Availability of Proxy Materials for the
Annual Meeting to be Held on October 28, 2009.

The Proxy Statement and Annual Report to Shareholders are available at
www.stocktrans.com/eproxy/marlin2009

MARLIN BUSINESS SERVICES CORP.
300 Fellowship Road
Mount Laurel, NJ 08054

Proxy Statement

Introduction

This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation to be held on Wednesday, October 28, 2009, at 9:00 a.m., at The Westin Mount Laurel, 555 Fellowship Road, Mount Laurel, New Jersey, 08054, or at any adjournment or postponement thereof, for the purposes set forth below:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified;

2.	To approve the amendment to the Corporation’s 2003 Equity Compensation Plan, as amended (the “Equity Plan”) to increase the maximum aggregate number of shares of the Corporation’s stock that may be subject to grants made under the Equity Plan to any individual during any calendar year from 100,000 shares to 200,000 shares, and the Equity Plan as so amended;

3.	To approve the amendment to the Equity Plan to allow a one-time stock option exchange program for the Corporation’s employees;

4.	To approve the amendment to the Equity Plan to increase the maximum aggregate number of shares of the Corporation’s common stock that may be subject to grants made under the Equity Plan to any individual during the 2010 calendar year to 300,000 shares if the option exchange program is approved, and the Equity Plan as so amended; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy Statement and related proxy card have been mailed on or about September 18, 2009, to all holders of record of common stock of the Corporation as of the record date. The Corporation will bear the expense of soliciting proxies. The Board of Directors of the Corporation has fixed the close of business on July 31, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The Corporation has only one class of common stock, of which there were 12,599,528 shares outstanding as of July 31, 2009.

Proxies and voting procedures

Each outstanding share of common stock of the Corporation will entitle the holder thereof to one vote on each separate matter presented for vote at the Annual Meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.

You can vote your shares by properly executing and returning a proxy in the enclosed form. The shares represented by such proxy will be voted at the Annual Meeting and any adjournment or postponement thereof. If you specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the director nominees named in the Proxy Statement; for the approval to amend the Equity Plan to increase the maximum aggregate number of shares of the Corporation’s stock that shall be subject to grants made under the Equity Plan to any individual during any calendar year from 100,000 shares to 200,000 shares and the Equity Plan as so amended; for the approval to amend the Equity Plan to allow a one-time stock option exchange program for the Corporation’s employees; for the approval to amend the Equity Plan to increase the maximum aggregate number of shares of the Corporation’s common stock that may be subject to grants made under the Equity Plan to any individual during the 2010 calendar year to 300,000 shares if the option exchange program is approved, and the Equity Plan as so amended, and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. If you are the shareholder of record, you can also choose to vote in person at the Annual Meeting.

A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. You are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and promptly return it to the Corporation.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct how your broker votes your shares. You are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the Annual Meeting unless you obtain a proxy executed in your favor from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee to vote your shares.

Quorum and voting requirements

The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those who attend or participate at a meeting that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

At the Annual Meeting, in connection with the election of the directors, you will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast in favor of or withheld with respect to each candidate nominated. The seven (7) director nominees receiving the highest number of votes will be elected to the Board of Directors. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.

Proposal 2 to approve the amendment to the Equity Plan to increase the maximum aggregate number of shares of the Corporation’s stock that shall be subject to grants made under the Equity Plan to any individual during any calendar year from 100,000 shares to 200,000 shares, and the Equity Plan as so amended, requires for its approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Any abstentions will have the effect of votes against the proposal.

Proposal 3 to approve the amendment to the Equity Plan to allow a one-time stock option exchange program for the Corporation’s employees requires for its approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Any abstentions will have the effect of votes against the proposal.

Proposal 4 to approve the amendment to the Equity Plan to increase the maximum aggregate number of shares of the Corporation’s stock that may be subject to grants made under the Equity Plan to any individual during the 2010 calendar year to 300,000 shares if the option exchange program is approved, and the Equity Plan as so amended, requires for its approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Any abstentions will have the effect of votes against the proposal.

Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will have this discretionary authority with respect to the election of directors. As a result, where brokers submit proxies but are otherwise prohibited and thus must refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have no effect in the outcome of the election of directors or in the voting on Proposals 2, 3 or 4 to amend the Equity Plan.

As to all other matters properly brought before the meeting, the majority of the votes cast at the meeting, present in person or by proxy, by shareholders entitled to vote thereon will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of the Corporation’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have the same effect as a negative vote because under the Corporation’s Bylaws, these matters require the affirmative vote of the holders of a majority of the Corporation’s common stock, present in person or by proxy at the Annual Meeting. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.

Governance of the Corporation

Board of Directors

Currently, our Board of Directors has seven (7) members. The Board has affirmatively determined that John J. Calamari, Lawrence J. DeAngelo, Edward Grzedzinski, Kevin J. McGinty, Matthew J. Sullivan and James W. Wert are each independent directors. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee. The standards applied by the Board in affirmatively determining whether a director is “independent” are those objective standards set forth in the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”). The Board is responsible for ensuring that independent directors do not have a material relationship with us or any of our affiliates or any of our executive officers or his or her affiliates.

In 2004, the Board of Directors established the position of Lead Independent Director and unanimously elected Kevin J. McGinty to the position. Mr. McGinty continued to serve as the Lead Independent Director through 2008. The duties of the Lead Independent Director included providing the Chairman with input as to the preparation of the agendas for the Board of Director and Committee meetings, serving as the principal liaison between the independent directors and executive management of the Corporation, being available for consultation and direct communication with major shareholders as necessary, and coordinating and moderating regularly scheduled executive sessions of the Board’s independent directors.

On March 31, 2009, the Board of Directors elected Mr. McGinty to the role of Chairman of the Board and eliminated the position of Lead Independent Director. Mr. McGinty succeeds Mr. Dyer (who served as Chairman since 1997) and becomes the Corporation’s first non-executive Chairman of the Board.

Committees

The Corporation has three standing Committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.

Audit Committee.  The Audit Committee of the Board currently consists of three independent directors: Messrs. Calamari (chairman), McGinty and Wert. The Board has determined that Messrs. Calamari and Wert each qualify as an audit committee financial expert as defined under current rules and regulations of the Securities and Exchange Commission (the “SEC”) and under Nasdaq listing standards, and that the members of the Audit Committee satisfy the independence and other requirements for audit committee members under such rules, regulations and listing standards. The Audit Committee’s primary purpose is to assist the Board in overseeing and reviewing: 1) the integrity of the Corporation’s financial reports and financial information provided to the public and to governmental and regulatory agencies; 2) the adequacy of the Corporation’s internal accounting systems and financial controls; 3) the annual independent audit of the Corporation’s financial statements, including the independent registered public accountant’s qualifications and independence; and 4) the Corporation’s compliance with law and ethics programs as established by management and the

Board. In this regard, the Audit Committee, among other things, (a) has sole authority to select, evaluate, terminate and replace the Corporation’s independent registered public accountants; (b) has sole authority to approve in advance all audit and non-audit engagement fees and terms with the Corporation’s independent registered public accountants; and (c) reviews the Corporation’s audited financial statements, interim financial results, public filings and earnings press releases prior to issuance, filing or publication. The Board has adopted a written charter for the Audit Committee, which is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com. The Corporation’s website is not part of this Proxy Statement and references to the Corporation’s website address are intended to be inactive textual references only.

Compensation Committee.  The Compensation Committee of the Board currently consists of three independent directors: Messrs. DeAngelo (chairman), Grzedzinski and Sullivan. The functions of the Compensation Committee include: 1) evaluating the performance of the Corporation’s named executive officers and approving their compensation; 2) preparing an annual report on executive compensation for inclusion in the Corporation’s proxy statement; 3) reviewing and approving compensation plans, policies and programs, considering their design and competitiveness; and 4) reviewing the Corporation’s non-employee independent director compensation levels and practices and recommending changes as appropriate. The Compensation Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the Board the chief executive officer’s compensation levels based on its evaluation. The Compensation Committee also administers the Corporation’s 2003 Equity Compensation Plan, as amended, and the Corporation’s 2003 Employee Stock Purchase Plan. The Compensation Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com.

Nominating and Governance Committee.  The Nominating and Governance Committee of the Board (the “Nominating Committee”) currently consists of three independent directors: Messrs. Grzedzinski (chairman), DeAngelo and Wert. The Nominating Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and proposing a slate of nominees for election as directors at the Corporation’s annual meeting of shareholders. The Nominating Committee is responsible for reviewing and making recommendations on matters involving general operation of the Board and its Committees, and will annually recommend to the Board nominees for each Committee of the Board. The Nominating Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com.

The Nominating Committee has determined that no one single criteria should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of an individual. In evaluating an individual’s “skills set,” the Nominating Committee will consider a variety of factors, including, but not limited to, the potential nominee’s background, education, character, integrity, judgment, general business experience, and relevant industry experience. The Nominating Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from existing directors and officers of the Corporation and reviewing the Director and Committee Assessments completed by the directors. The Corporation does not currently pay any fees to third parties to assist in identifying or evaluating potential nominees, but the Corporation may seek such assistance in the future.

The Nominating Committee will also consider recommendations from shareholders regarding potential director candidates provided that such recommendations are made in compliance with the nomination procedures set forth in the Corporation’s Bylaws. The procedures in the Corporation’s Bylaws require the shareholder to submit written notice of the proposed nominee to the Secretary of the Corporation no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. To be in proper form, such written notice must include, among other things, (i) the name, age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such nominee, and (iv) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. In addition, as to the shareholder giving the notice, the notice must also provide (a) such shareholder’s name and record address, (b) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made by such shareholder, (d) a representation that such shareholder (or his or her authorized representative) intends to appear in person or by proxy at the meeting to nominate the persons named in the notice, and (e) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. If the shareholder of record is not the beneficial owner of the shares, then the notice to the Secretary of the Corporation must include the name and address of the beneficial owner and the information referred to in clauses (c) and (e) above (substituting the beneficial owner for such shareholder).

Whistleblower Procedures

The Corporation has established procedures that provide employees with the ability to make anonymous submissions directly to the Audit Committee regarding concerns about accounting or auditing matters. The independent directors that comprise the Audit Committee will review, investigate and, if appropriate, respond to each submission made. Additionally, the Corporation has reminded employees of its policy to not retaliate or take any other detrimental action against employees who make submissions in good faith.

Code of Ethics and Business Conduct

All of the Corporation’s directors, officers and employees (including its senior executive, financial and accounting officers) are held accountable for adherence to the Corporation’s Code of Ethics and Business Conduct (the “Code”). The Code is posted on the investor relations section of the Corporation’s website at www.marlincorp.com. The purpose of the Code is to establish standards to deter wrongdoing and promote honest and ethical behavior. The Code covers many areas of professional conduct, including compliance with laws, conflicts of interest, fair dealing, financial reporting and disclosure, confidential information and proper use of the Corporation’s assets. Employees are obligated to promptly report any known or suspected violation of the Code through a variety of mechanisms made available by the Corporation. Waiver of any provision of the Code for a director or executive officer (including the senior executive, financial and accounting officers) may only be granted by the Board of Directors or the Audit Committee. Our code of ethics and business conduct is available free of charge within the investor relations’ section of our Web site at www.marlincorp.com. We intend to post on our Web site any amendments and waivers to the code of ethics and business conduct that are required to be disclosed by SEC rules, or file a Form 8-K, Item 5.05 to the extent required by Nasdaq listing standards.

Board and Committee Meetings

From January 1, 2008 through December 31, 2008, there were eight meetings of the Board of Directors, six meetings of the Audit Committee, seven meetings of the Compensation Committee and three meetings of the Nominating Committee. All of our Directors attended at least 75% of the aggregate number of meetings of our Board and Board Committees on which they served. Mr. Sullivan, who joined the Board in April 2008, attended at least 75% of the aggregate number of meetings of our Board and Board Committees on which he served since the date he joined the Board.

Directors are encouraged, but not required, to attend annual meetings of the Corporation’s shareholders. Each director attended the Corporation’s 2008 Annual Meeting of Shareholders.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey 08054. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Director Ownership Requirements

Non-employee independent directors are subject to certain ownership requirements. Within five years of joining the Corporation’s Board of Directors (or five years from May 26, 2005 for each individual who was a director on that date), each non-employee independent director shall be required to own stock of the Corporation with a value equal to five times the director’s annual retainer. Restricted shares may be counted toward the ownership requirement. Non-employee independent directors are also required to hold 50% of the net, after tax “profit” realized on the exercise of stock options in the form of shares of Corporation stock for a minimum period of one year after the exercise.

Proposal 1:

Election of Directors

Nominees for Election

In general, the Corporation’s directors are elected at each annual meeting of shareholders. Currently, the number of directors of the Corporation is seven (7). At the Annual Meeting, the Corporation’s shareholders are being asked to elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, resignation or removal. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized directors will be elected.

All seven (7) of the nominees for election as directors at the Annual Meeting as set forth in the following table are incumbent directors. All of the nominees have been previously elected as directors by the Corporation’s shareholders. Each of the nominees has consented to serve as a director if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted for such nominees. In the event that any of the nominees for director should, before the Annual Meeting, become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Corporation’s existing Board, unless other directions are given in the proxies. To the best of the Corporation’s knowledge, all the nominees will be available to serve.

The following biographical information is furnished with respect to the seven (7) nominees for election at the Annual Meeting as of August 1, 2009:

			Director
Name	Age	Principal Occupation	Since

John J. Calamari	54	Executive Vice President and Chief Financial Officer of J.G. Wentworth	2003
Lawrence J. DeAngelo	43	Partner with Roark Capital Group	2001
Daniel P. Dyer	51	CEO of Marlin Business Services Corp.	1997
Edward Grzedzinski	54	Former Chairman and CEO of NOVA Corporation	2006
Kevin J. McGinty	60	Managing Director of Peppertree Partners LLC	1998
Matthew J. Sullivan	51	Partner with Peachtree Equity Partners	2008
James W. Wert	62	President & CEO of Clanco Management Corp.	1998

John J. Calamari has been a Director since November 2003. Mr. Calamari is Executive Vice President and Chief Financial Officer of J.G. Wentworth, a position he has held since joining J.G. Wentworth in March 2007. Prior to that time, Mr. Calamari was Senior Vice President, Corporate Controller of Radian Group Inc. where he oversaw Radian’s global controllership functions, a position he held after joining Radian in September 2001. From 1999 to August 2001, Mr. Calamari was a consultant to the financial services industry, where he structured new products and strategic alliances and established financial and administrative functions and engaged in private equity financing for startup enterprises. Mr. Calamari served as Chief Accountant of Advanta from 1988 to 1998, as Chief Financial Officer of Chase Manhattan Bank Maryland and Controller of Chase Manhattan Bank (USA) from 1985 to 1988 and as Senior Manager at Peat, Marwick, Mitchell & Co. (now KPMG LLP) prior to 1985. In addition, Mr. Calamari served as a director of Advanta National Bank, Advanta Bank USA and Credit One Bank. Mr. Calamari received his undergraduate degree in accounting from St. John’s University in 1976.

Lawrence J. DeAngelo has been a Director since July 2001. Mr. DeAngelo is a Managing Director with Roark Capital Group, a private equity firm based in Atlanta, Georgia. Prior to joining Roark in 2005, Mr. DeAngelo was a Managing Director of Peachtree Equity Partners, a private equity firm based in Atlanta, Georgia. Prior to co-founding Peachtree in April 2002, Mr. DeAngelo held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, from 1996 to April 2002, the most recent of which was Managing Director. From 1995 to 1996, Mr. DeAngelo worked at Seneca Financial Group, and from 1992 to 1995, Mr. DeAngelo worked in the Corporate Finance Department at Kidder, Peabody & Co. From 1990 to 1992, Mr. DeAngelo attended business school. From 1988 to 1990, Mr. DeAngelo was a management consultant with Peterson & Co. Consulting. Mr. DeAngelo received his undergraduate degree in economics from Colgate University and his MBA from the Yale School of Management.

Daniel P. Dyer has been Chief Executive Officer since co-founding our Corporation in 1997. In December of 2006, Mr. Dyer also assumed the role of President of the Corporation. Mr. Dyer also served as Chairman of the Board of Directors of the Corporation from 1997 to March 2009. From 1986 to 1997, Mr. Dyer served in a number of positions, most recently as Senior Vice President and Chief Financial Officer of Advanta Business Services, where he was responsible for financial and treasury functions. Mr. Dyer received his undergraduate degree in accounting and finance from Shippensburg University and is a licensed certified public accountant (non-active status).

Edward Grzedzinski has been a Director since May 2006. Mr. Grzedzinski served as the Chairman and Chief Executive Officer of NOVA Corporation from September 1995 to November 2004, and Vice Chairman of US Bancorp from July 2001 to November 2004. Mr. Grzedzinski has 25 years of experience in the electronic payments industry and was a co-founder of the predecessor of NOVA Corporation, NOVA Information Systems, in 1991. Mr. Grzedzinski served as a member of the Managing Committee of US Bancorp, and was a member of the Board of Directors of US Bank, N.A. Mr. Grzedzinski also served as Chairman of euroConex Technologies, Limited, a European payment processor owned by US Bancorp until November 2004 and was a member of the Board of Directors of Indus International Inc., a global provider of enterprise asset management products and services until October 2004. Mr. Grzedzinski is also a director of Neenah Paper, Inc.

Kevin J. McGinty has been a Director since February 1998 and has served as non-executive Chairman of the Board of Directors of the Corporation since March 2009. Mr. McGinty is Managing Director of Peppertree Capital Management, Inc. Prior to founding Peppertree in January 2000, Mr. McGinty served as a Managing Director of Primus Venture Partners during the period from 1990 to December 1999. In both organizations Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an Executive Vice President. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his MBA in finance from Cleveland State University.

Matthew J. Sullivan has been a Director since April 2008. Mr. Sullivan is a Partner with Peachtree Equity Partners (“Peachtree”). Mr. Sullivan co-founded Peachtree in 2002. From 1994 to 2002, Mr. Sullivan held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, the most recent of which was Managing Director. From 1983 to 1994, Mr. Sullivan worked in the Corporate Finance Department at Kidder, Peabody & Co. and previously with Arthur Andersen & Company where he earned his CPA (currently non-active status). Mr. Sullivan received his undergraduate degree in finance from the University of Pennsylvania and his MBA from Harvard Business School.

James W. Wert has been a Director since February 1998.  Mr. Wert is President and CEO of Clanco Management Corp., which is headquartered in Cleveland, Ohio. Prior to joining Clanco in May 2000, Mr. Wert served as Chief Financial Officer and then Chief Investment Officer of KeyCorp, a financial services company based in Cleveland, Ohio, and its predecessor, Society Corporation, until 1996, after holding a variety of capital markets and corporate banking leadership positions spanning his 25 year banking career. Mr. Wert received his undergraduate degree in finance from Michigan State University in 1971 and completed the Stanford University Executive Program in 1982.

Recommendation of the Board

The Board recommends that the shareholders vote “FOR” the seven (7) nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Proposal 2:

To approve the amendment to the Equity Plan to increase the maximum aggregate number of shares of our common stock that may be subject to grants made under the Equity Plan to any individual during any calendar year from 100,000 shares to 200,000 shares, and the Equity Plan as so amended.

Introduction

On March 31, 2009, our Board of Directors adopted, subject to shareholder approval at the Annual Meeting, an amendment to the Marlin Business Services Corp. 2003 Equity Compensation Plan, as amended (the “Equity Plan”) that would increase the maximum aggregate number of shares of our common stock that may be subject to grants made under the Equity Plan to any individual during any calendar year (the “annual individual limit”) from 100,000 shares to 200,000 shares. Our Board of Directors has directed that the proposed amendment to the Equity Plan to increase the annual individual limit as set forth in this Proposal 2, and the Equity Plan as so amended, be submitted to our shareholders for their approval at the Annual Meeting. Shareholder approval is being sought so that the compensation attributable to grants under the Equity Plan may continue to qualify for an exemption from the deduction limitation under Section 162(m) of the Internal Revenue Code and in order to meet the Nasdaq listing requirements. If approved by our shareholders, the amendment to increase the annual individual limit will become effective as of the date of the Annual Meeting. Separately, pursuant to, and further described in Proposal 4, shareholder approval is being sought at the Annual Meeting to approve an amendment to the Equity Plan that would increase the annual individual limit to 300,000 shares for the 2010 calendar year, to take into account the new option grants that could be issued under the Equity Plan if the amendment to the Equity Plan to permit the option exchange offer, as described in Proposal 3, is approved by the shareholders at the Annual Meeting.

Our Board of Directors believes that the annual individual limit is inadequate in view of the formulaic equity based compensation program for our named executive officers. The equity based compensation program for our named executive officers was implemented in 2004 based on the recommendations made by Watson Wyatt (see the Compensation Discussion and Analysis section herein). The annual grants made under the program are formulaic (as recommended by Watson Wyatt), based on a percentage of our named executive officer’s base salary, which is used to arrive at the value of the annual awards. That value figure is then divided by our stock price (for stock award grants) or option value (for option grants) on the grant date to determine the number of shares of our common stock to be granted. The 2009 annual grants were made to our named executive officers on February 18, 2009. The stock price on the grant date was $4.50, which, when applied to the equity formula for Messrs. Dyer and Pelose, would have resulted in grants that exceeded the current 100,000 share annual individual limit under the Equity Plan. The excess above the 100,000 share annual individual limit was 86,400 shares for Mr. Dyer and 4,000 shares for Mr. Pelose that would, in both cases, be granted as a stock award under the Equity Plan. These excess shares were not granted to Messrs. Dyer and Pelose as stock awards, and will not be granted to them unless our shareholders approve, at the Annual Meeting, the increase in the annual individual limit to 200,000 shares. Our Board of Directors has concluded that our ability to attract, retain and motivate top quality executive officers is material to our success, and would be negatively impacted if we were unable to continue to grant competitive equity compensation in accordance with the formulaic approach recommended by Watson Wyatt. Accordingly, we are seeking to increase the annual individual limit under the Equity Plan to 200,000 shares.

The following is a summary of the material terms of the Equity Plan, as proposed to be amended, and is qualified in its entirety by reference to the Equity Plan. A copy of the proposed amendment to increase the annual individual limit is attached as Appendix A to this Proxy Statement. A copy of the Equity Plan can be received by submitting a request c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey 08054.

Summary of the Equity Plan

General.  The Equity Plan initially became effective on October 12, 2003 and, prior to this proposed amendment, was most recently amended on May 22, 2008. The Equity Plan provides our employees, members of our Board of Directors and consultants and advisors who perform services for us with the opportunity to receive grants in any of the following forms: (i) nonqualified stock options, (ii) incentive stock options (incentive stock options and nonqualified stock options collectively referred to as “options”), (iii) stock awards, (iv) stock appreciation rights (“SARs”), (v) stock units, (vi) dividend equivalents, and (vii) other equity-based awards.

The Equity Plan currently authorizes the issuance of 3,300,000 shares of common stock; provided, however, that not more than 1,650,000 shares will be available for issuance as stock awards, stock units and other equity-based awards. As of August 28, 2009, the Equity Plan had 1,682,328 shares subject to outstanding awards, of which 791,381 shares were outstanding subject to outstanding stock option grants, 890,947 shares were outstanding subject to stock award grants (which does not include the stock awards that are conditional on shareholder approval of this Proposal 2), and 637,687 shares were remaining available for issuance, of which 578,950 shares were available for issuance as stock awards, stock units and other equity-based awards. If this Proposal 2 is approved by shareholders there will be 547,287 shares remaining available for issuance (after taking into account the excess stock awards that are conditional on shareholder approval of this Proposal 2), of which 488,550 shares (after taking into account the stock awards that are conditional on shareholder approval of this Proposal 2) will be available for issuance as stock awards, stock units and other equity-based awards.

Currently, under the Equity Plan, no more than 100,000 shares may be issued pursuant to grants to any individual in any calendar year. Our shareholders are being asked to consider and approve an amendment to the Equity Plan pursuant to this Proposal 2 that would, effective as of the date of the Annual Meeting, increase the number of shares of common stock that may be subject to grants to any individual in any calendar year from 100,000 shares to 200,000 shares. If our shareholders do not approve this increase in the annual individual limit to 200,000 shares, the limit on the number of shares that may be issued under the Equity Plan to any individual in a calendar year will remain at 100,000 shares. Our shareholders are also being asked to consider and approve, pursuant to Proposal 4, an amendment to the Equity Plan that would, effective as of the date of the Annual Meeting, increase the number of shares of common stock that may be subject to grants under the Equity Plan to any individual in the 2010 calendar year to 300,000 shares if our shareholders approve the one-time option exchange program under Proposal 3; provided, that no more than 200,000 of these shares may be issued pursuant to grants to any individual outside the exchange program.

If any options or SARs granted under the Equity Plan (including options outstanding under the Marlin Leasing Corporation 1997 Equity Compensation Plan on the date that Marlin Leasing Corporation was reorganized to our wholly-owned subsidiary) terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any stock awards, stock units, or other equity-based awards are forfeited, the shares subject to such grants will again be available for purposes of the Equity Plan. If certain extraordinary events affecting our common stock occur, our Compensation Committee will, unless they determine otherwise, make appropriate adjustments to the total number of shares of common stock available for grants under the Equity Plan, the maximum number of shares of common stock that may be awarded under the Equity Plan to an individual in any year, the number and kind of shares of common stock covered by outstanding grants, the kind of shares to be issued or transferred under the Equity Plan, and the price per share or applicable market price of the grants.

Administration.  The Equity Plan is administered and interpreted by our Compensation Committee. However, our Board of Directors will approve and administer all grants to non-employee directors. Our Compensation Committee may delegate its authority under the Equity Plan to a subcommittee. Our Compensation Committee currently consists of Messrs. DeAngelo (chairman), Grzedzinski and Sullivan, each of whom is a non-employee and outside director of the Corporation. Our Compensation Committee will have the sole authority to (i) determine the individuals to whom grants will be made under the Equity Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, (iv) amend the terms of any previously issued grant, and (v) deal with any other matters arising under the Equity Plan.

Eligible Participants.  All of our employees and the employees of our subsidiaries, including employees who are officers or members of our Board of Directors, and members of our Board of Directors who are not employees, are eligible to participate in the Equity Plan. Consultants and advisors who perform services for us or any of our subsidiaries are also eligible to participate in the Equity Plan, subject to certain conditions set forth in the Equity Plan. The employees, non-employee directors and consultants and advisors who receive grants under the Equity Plan are collectively referred to herein as “grantees”. As of August 28, 2009, approximately 174 employees and 10 non-employee directors (including four non-employee directors of Marlin Business Bank) were eligible to receive grants under the Equity Plan. As of August 28, 2009, no consultants or advisors were eligible to receive grants under the Equity Plan.

On August 28, 2009, the closing price of a share of our common stock on the Nasdaq was $7.84.

Types of Grants.

Options.  Our Compensation Committee may grant to a grantee options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options that are not intended to qualify as incentive stock options, or any combination of incentive stock options and nonqualified stock options. Options become exercisable according to the terms and conditions determined by our Compensation Committee and set forth in the grant instrument. Our Compensation Committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

The exercise price per share subject to an option will be determined by our Compensation Committee and will be equal to or greater than the last reported sale price of our shares of common stock on the date of grant. Our Compensation Committee also determines the term of each option, up to a maximum ten-year term. If the grantee of an incentive stock option is a person who holds more than ten percent of the total combined voting power of all classes of our outstanding shares, the term may not exceed five years from the date of grant and the exercise price cannot be less than 110% of the last reported sale price of the shares of common stock on the date of grant.

Options may be exercised while the grantee is employed by, or providing service to, us or within a specified period of time after termination of such service or employment. Grantees may pay the exercise price of an option: (i) in cash, (ii) with the approval of our Compensation Committee, by delivering to us shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to part or all of the exercise price of the option or by attestation to ownership of such shares, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method approved by our Compensation Committee.

Stock Awards.  Our Compensation Committee may issue or transfer shares of common stock to a grantee under a stock award upon such terms as our Compensation Committee deems appropriate. Our Compensation Committee may require that grantees pay consideration for the stock awards and may establish conditions under which restrictions on stock awards lapse over a period of time or according to such other criteria as our Compensation Committee determines appropriate. Our Compensation Committee will determine the number of shares of common stock to be issued or transferred pursuant to a stock award and the restrictions applicable to such shares. Unless our Compensation Committee determines otherwise, during the restriction period, the grantee will have the right to vote the shares of common stock subject to the stock award and to receive any dividends or other distributions paid on such shares, subject to any restrictions determined appropriate by our Compensation Committee.

SARs.  Our Compensation Committee may grant SARs to a grantee separately or in tandem with any option. The base amount of each SAR will be established by our Compensation Committee at the time the SAR is granted and, unless our Compensation Committee determines otherwise, the base amount of each SAR will equal the per share exercise price of the related option or, if there is no related option, the last reported sale price of our common stock on the date of the grant of the SAR. Upon exercise of a SAR, the grantee will receive an amount equal to the excess of the last reported sale price of our common stock on the date of exercise over the base amount of the SAR set forth in the grant instrument. Such payment to the grantee will be in cash, in our common stock or a combination of cash and common stock, as determined by our Compensation Committee. Our Compensation Committee will also determine the period when SARs vest and become exercisable and whether SARs will be granted in connection with, or independently of, any options. Our Compensation Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may be exercised while the grantee is employed by, or providing service to, us or within a specified period of time after termination of such service or employment.

Stock Units.  Our Compensation Committee may grant units representing one or more shares of common stock to a grantee upon such terms as our Compensation Committee deems appropriate. Each stock unit will represent the right of the grantee to receive an amount based on the value of a share of common stock, if specified conditions are met, or under other circumstances. Our Compensation Committee determines the number of stock units that will be granted, the requirements applicable to the stock units and any other terms and conditions of the stock unit. Payments with respect to stock units will be paid to the grantee in cash, our common stock or a combination of cash and common stock, as determined by our Compensation Committee.

Dividend Equivalents.  Our Compensation Committee may include in a grant instrument with respect to any grant a dividend equivalent right entitling the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time the grant is outstanding and unexercised, on the shares of our common stock covered by the grant as if such shares were then outstanding. Our Compensation Committee determines whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units. The terms and conditions of dividend equivalents are determined by our Compensation Committee.

Other Equity Awards.  Our Compensation Committee may grant other equity-based awards (other than options, SARs, stock awards, stock units or dividend equivalents) that are based on, measured by or payable in our common stock to any grantee, on such terms and conditions as our Compensation Committee will determine. These other equity-based awards may be awarded subject to the achievement of performance goals or other conditions and are payable in cash, our common stock or any combination of cash and common stock. The terms and conditions for these other equity-based awards will be determined by our Compensation Committee.

Qualified Performance-Based Compensation.  Our Compensation Committee may determine that stock awards, stock units, dividend equivalents and other equity-based awards granted to an employee will be considered “qualified performance-based compensation” under section 162(m) of the Internal Revenue Code. When stock awards, stock units, dividend equivalents and other equity-based awards that are to be considered “qualified performance-based compensation” are granted, our Compensation Committee will establish in writing (i) the objective performance goals that must be met, (ii) the performance period during which the performance goals must be met, (iii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that our Compensation Committee deems appropriate and consistent with the Equity Plan and Section 162(m) of the Internal Revenue Code, including the employment requirements and payment terms. The performance goals may relate to the employee’s business unit or our performance or the performance of our subsidiaries as a whole, or any combination of the foregoing. Our Compensation Committee will use objectively determinable performance goals based on one or more of the following criteria: total shareholder return; total shareholder return as compared to total shareholder return of comparable companies or a publicly available index; net income; pretax earnings; earnings before interest expense and taxes (EBIT); earnings before interest expense, taxes, depreciation and amortization (EBITDA); earnings per share; return on equity; return on assets; revenues; asset growth; operating ratios; access to and availability of funding; or asset quality.

Our Compensation Committee will establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Internal Revenue Code. The performance goals will satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. Our Compensation Committee will not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

If dividend equivalents are granted as “qualified performance-based compensation,” the maximum amount of dividend equivalents that may be credited to the grantee’s account in a calendar year is $250,000.

Our Compensation Committee will certify and announce the results for each performance period to all grantees promptly following the announcement of our financial results for the performance period. If and to the extent that our Compensation Committee does not certify that the performance goals have been met, the grants of stock awards, stock units, dividend equivalents or other equity-based awards for the performance period will be forfeited or will not be made, as applicable. Any grants that are to be paid as a result of achievement of performance goals will be paid as specified in the grant instrument.

Deferrals.  Our Compensation Committee may permit or require a grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such grantee in connection with any grant under the Equity Plan. If any such deferral election is permitted or required, our Compensation Committee will establish rules and procedures for such deferrals, consistent with the applicable requirements of section 409A of the Internal Revenue Code.

Change of Control.  Upon a change of control, (i) we will provide to each grantee with outstanding grants written notice of such change of control, (ii) all outstanding options and SARs will automatically accelerate and become fully exercisable, (iii) the restrictions and conditions on all outstanding stock awards will immediately lapse, and (iv) all grantees holding stock units, dividend equivalents and other equity-based awards will receive a payment in settlement of such stock units, dividend equivalents and other equity-based awards in an amount determined by our Compensation Committee.

Assumption of Grants.  Upon a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless our Compensation Committee determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

Other Alternatives.  Notwithstanding the foregoing, in the event of a change of control, unless the grantee’s employment agreement, if any, with us provides otherwise, our Compensation Committee may take one or both of the following actions with respect to any or all outstanding options and SARs: our Compensation Committee may (i) require that grantees surrender their outstanding options and SARs in exchange for a payment by us, in cash or our common stock as determined by our Compensation Committee, in an amount equal to the amount by which the then fair market value of the shares of our common stock subject to the grantee’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable, or (ii) after giving grantees an opportunity to exercise their outstanding options and SARs, terminate any or all unexercised options and SARs at such time as our Compensation Committee deems appropriate. Such surrender or termination will take place as of the date of the change of control or such other date as our Compensation Committee may specify.

One-Time Option Exchange.  The Equity Plan provides that no previously granted option may be repriced, replaced or regranted through cancellation or by lowering the option exercise price, without approval of our shareholders. Our shareholders are being asked to consider and approve, pursuant to Proposal 3, an amendment to the Equity Plan that would, upon approval of our shareholders, allow our Compensation Committee to provide for, and we may implement, a one-time-only option exchange offer, pursuant to which certain outstanding options could, at the election of the grantee, be tendered to us for cancellation in exchange for the issuance of a lesser amount of options with a lower exercise price. See Proposal 3 for a more detailed discussion of this Proposal.

Amendment and Termination.  Our Board of Directors may amend or terminate the Equity Plan at any time; provided, however, that our Board of Directors will not amend the Equity Plan without shareholder approval if such approval is required in order to comply with the Internal Revenue Code or applicable laws or to comply with applicable stock exchange requirements. The Equity Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Equity Plan is terminated earlier by our Board of Directors or is extended by our Board of Directors with the approval of our shareholders.

Federal Income Tax Consequences of Grants Under the Equity Plan.  The federal income tax consequences of grants under the Equity Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Equity Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

From the grantee’s standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of common stock or payment of cash under the Equity Plan. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of common stock are sold. As a general rule, we will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

•	If shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Internal Revenue Code.

•	If an employee exercises an option that qualifies as an incentive stock option, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of the option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an incentive stock option before satisfying both holding period requirements, the employee will recognize ordinary income to the extent of the difference between the last reported sale price of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•	A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Internal Revenue Code and the requirements of section 409A of the Internal Revenue Code are not satisfied.

Section 162(m) of the Internal Revenue Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer and certain other most highly compensated officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the Equity Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other equity-based awards granted under the Equity Plan may be designated as qualified performance-based compensation if our Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Internal Revenue Code.

Under the Equity Plan, we have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. Our Compensation Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

Equity Plan Benefits

Because awards to be granted in the future under the Equity Plan are at the discretion of our Compensation Committee, it is not possible to determine the benefits or the amounts to be received under the Equity Plan by our executive officers, employees or directors, except for the stock awards set forth in the following table. These grants represent the shares in excess of the current annual individual limit, which was derived by applying the equity compensation formula to the February 18, 2009 grant calculations for Messrs. Dyer and Pelose. These shares were not granted at that time because they would have exceeded the current annual individual limit. These shares will only be granted upon shareholder approval of the proposed amendment to the Equity Plan to increase the annual individual limit as set forth in this Proposal 2.

Name and Position	Stock Award

Daniel Dyer,	86,400	[1]
Chief Executive Officer
George D. Pelose,	4,000	[1]
Chief Operating Officer and General Counsel
Lynne C. Wilson,	0
Senior Vice President and Chief Financial Officer
All Executive Officers as a Group (3 persons)	90,400
All Other Non-Executive Officers As a Group	0

Total	90,400

1  Represents restricted performance shares where the restrictions will lapse over the three year period following the grant date if certain performance conditions are met.

Please refer to the description of grants made to our named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards Table” in the Compensation Discussion and Analysis. Grants made to our non-employee directors in the last fiscal year are described in “Compensation of Directors” in the Compensation Discussion and Analysis. For further information regarding the potential benefits and amounts for participants in connection with the exchange program see Proposal 3. For further information regarding the proposed increase to the annual individual limit for the 2010 calendar year in connection with the exchange program, see Proposal 4.

Recommendation of the Board

Our Board of Directors recommends that the shareholders vote “FOR” the approval of the amendment to the Equity Plan to increase the maximum aggregate number of shares of our common stock that may be subject to grants made under the Equity Plan to any individual during any calendar year from 100,000 shares to 200,000 shares, and the Equity Plan as so amended. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Proposal 3:

To approve an amendment to the Equity Plan to allow a one-time stock option exchange program for our employees.

Introduction

Our Board of Directors has approved and recommended that our shareholders approve an amendment to the Equity Plan to allow for a one-time stock option exchange program for our employees. As the proposed amendment to the Equity Plan has already been approved by our Board of Directors on August 12, 2009, this amendment will automatically become effective upon approval by our shareholders. Shareholder approval of this amendment is being sought in order to meet the Nasdaq listing requirements and to satisfy the requirements under the Equity Plan which restricts option repricings without prior shareholder approval.

If implemented, the exchange program would allow us to cancel certain stock options currently held by our employees, including our named executive officers, in exchange for the grant of a lesser amount of stock options with lower exercise prices and a new vesting schedule and term. We will use exchange ratios that will result in a fair value of the replacement options to be granted that will be approximately equal to the fair value of the options that are surrendered. The 52-week high trading price of our common stock, measured as of the date of the Annual Meeting, will serve as a threshold for options eligible to be exchanged. This threshold is being used to ensure that only outstanding stock options that are substantially “underwater” (i.e., the exercise prices of the stock options are greater than our current stock price) are eligible for the exchange program. Members of our Board of Directors who are not our employees will not be eligible to participate in the exchange program. If our shareholders approve this amendment to the Equity Plan to allow the exchange program, our Board of Directors intends to commence the exchange program within six months following the Annual Meeting. Under the exchange program, our employees will be offered the right to exchange eligible options for replacement options, but will not have any obligation to do so. If our shareholders do not approve this amendment, the exchange program will not take place.

Overview of Stock Option Exchange Program

During the last few years, our stock price has experienced a significant decline due to the current global financial and economic crisis. We have taken a number of actions to transform and reinvigorate our business and improve our performance. However, our efforts have not yet had a significant impact on our stock price, which remains at a relatively low level. Consequently, our employees hold a significant number of stock options with exercise prices that greatly exceed both our current stock price and the average market price of our stock over the prior 12 months. We cannot provide any assurances that our efforts to transform and reinvigorate our business and improve our performance will ultimately result in any significant increases in our stock price in the near-term.

These underwater options no longer provide the long-term incentive or retention objectives that they were intended to provide or achieve, and our employees currently consider these underwater options as having little or no value. Continuing to retain these options delivers minimal retention or incentive value to our employees and provides limited opportunity to recapture value from the associated compensation expense unless these options are surrendered or cancelled.

Our Board of Directors believes the exchange program is an important component in our strategy to align employee and shareholder interests through our equity compensation program and address the employee incentive and retention issues. The exchange program is important for us because it will permit us to:

•	Provide renewed incentives to our employees who participate in the exchange program. As of August 28, 2009, approximately 77% of all our outstanding stock options were underwater. The weighted average exercise price of the eligible underwater options was $14.01 as compared to a $7.84 closing price of our common stock on August 28, 2009. As a result, these stock options do not currently provide meaningful retention or incentive value to our employees. The exchange program will enable us to enhance long-term shareholder value by providing greater assurance that we will be able to retain experienced and productive employees, by improving the morale of our employees generally, and by aligning the interests of our employees more fully with the interests of our shareholders.

•	Meaningfully reduce our total number of outstanding stock options, or “overhang,” represented by outstanding options that have high exercise prices and may no longer provide adequate incentives to our employees. The eligible underwater stock options currently create an equity award overhang to our shareholders of approximately 559,394 shares (based on an assumed 52-week high closing price of our common stock of $8.74). As of August 28, 2009, the total number of shares of our common stock outstanding was 12,600,178 shares. We believe that keeping these underwater options outstanding does not serve the interests of our shareholders and does not provide the benefits intended by our equity compensation program. By replacing the eligible options with a lesser number of options with a lower exercise price, we will decrease our overhang. The overhang represented by the options granted pursuant to the exchange program will reflect an appropriate balance between our goals for our equity compensation program and our interest in minimizing our overhang and the dilution of our shareholders’ interests.

•	Recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. These options were granted at the then fair market value of our common stock. Under applicable accounting rules, we will have to recognize a total of approximately $1.4 million in compensation expense related to eligible underwater options that become vested over time, $1.1 million of which has already been expensed as of August 28, 2009, and $339,000 of which we will continue to be obligated to expense, even if these options are never exercised, because the majority remain underwater. In addition, in the event the maximum performance targets are achieved with respect to outstanding underwater options that become vested based on the achievement of certain designated performance goals, we will have to recognize an additional $1.0 million of compensation expense. It is not an efficient use of our resources to recognize compensation expense on options that are not perceived by our employees as providing value. By replacing options that have little or no retention or incentive value with options that will provide both retention and incentive value while not creating additional compensation expense (other than immaterial expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs), we will be making efficient use of our resources.

If our shareholders do not approve the Equity Plan amendment authorizing the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these options, even though the options may have little or no retention or incentive value.

Summary of Material Terms

If our shareholders approve the amendment to our Equity Plan authorizing the exchange program, the material terms of the exchange program will include eligibility, exchange ratios to be applied to eligible options, new vesting schedules and a new term that will apply to the replacement options granted pursuant to the exchange program. These terms are summarized here and described in further detail below.

•	The exchange program will be open to all employees, including our named executive officers, who are employed by us as of the start of the exchange program and remain employees with us through the date the exchange program ends. Eligible employees will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis.

•	Members of our Board of Directors who are not our employees, as well as non-employee directors of Marlin Business Bank, will not be eligible to participate in the exchange program.

•	Eligible options will consist of those outstanding options that become vested based on the passage of time, as well as those outstanding options that become vested based on the level of achievement of designated performance goals, that have an exercise price per share greater than the 52-week high trading price of our common stock, measured as of the date of the Annual Meeting. The eligible options for time-based option awards consist of approximately 373,095 shares, and for performance-based option awards consist of approximately 186,299 shares; however, the actual number of shares subject to eligible options will not be known until the exchange offer.

•	The exchange ratios of shares subject to eligible options surrendered in exchange for replacement options granted will be determined in a manner intended to result in the grant of replacement options that have a fair value approximately equal to the fair value of the eligible options they replace. The exchange ratios will be established shortly before the start of the exchange program and will depend on the original exercise price of the eligible option and the then-current fair value of the option (calculated using a binomial valuation model). The exchange program will not be a one-for-one exchange. Instead, participating employees will receive replacement options pursuant to various exchange ratios that will cover a lesser numbers of shares (with a lower exercise price) than are covered by the surrendered eligible options.

•	Each replacement option will have an exercise price per share equal to the closing price of our common stock on the date of grant, and will have a new seven-year term.

•	None of the replacement options will be vested on the date of grant of such replacement options. Instead, replacement options received on account of surrendered eligible options that become vested based on the passage of time will become vested in four equal annual installments from the date of grant, with the first 25% becoming vested on the first anniversary of the date of grant of the replacement option. Replacement options received on account of surrendered eligible options which become vested based on the level of achievement of certain performance-based goals will become vested on the later of the date of the certification of the applicable performance goals by the Compensation Committee or the third anniversary of the date of grant of the replacement option; provided, that the performance criteria (i.e., EPS growth targets) set forth in the original option will continue to apply to the replacement option for the remainder of the applicable performance period and the number of shares subject to the replacement option that actually become vested, if any, will depend on the level of achievement of the relevant performance goals. If the original performance criteria are not met at the minimum level with respect to the replacement options that are subject to performance-based vesting requirements, such options will not become vested and the shares subject to such options will be returned to the pool of shares available for future grants under the Equity Plan.

•	Our Board of Directors intends to commence the exchange program within the six month period following the date of shareholder approval at the Annual Meeting. Our Board of Directors will determine the actual start date within that time period; provided, that the replacement options will be granted in the 2010 calendar year. If we do not commence the exchange program within such six month period, any future exchange or similar program will be a new one, requiring new shareholder approval before we can implement it.

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, our Board of Directors may change the terms of the exchange program in its sole discretion to take into account a change in circumstances, as described below, and may determine not to implement the exchange program even if shareholder approval is obtained.

Reasons for the Option Exchange Program

We believe that stock options are a critical tool to align our employees’ interests with those of our shareholders and comprise an important compensation and incentive element for our employee compensation program. We have historically granted stock options to selected employees to incentivize, reward and motivate such employees’ performance and to encourage them to continue their employment with us. We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, expand and develop our business and satisfy client needs. Competition for these types of employees is intense, and many companies use equity incentives (including stock options) as a means of attracting, motivating and retaining their best employees. Our employees’ compensation packages include a number of different components. However, equity compensation is one of the main components as it encourages our employees to work toward our success and provides a means by which our employees benefit from increasing our stock price. Much of our current business strategy involves multi-year initiatives designed to expand our markets and grow our revenues. In order to execute our strategy, it is imperative that we retain our employees.

In the face of the current economic crisis, our Board of Directors has determined that the grant of replacement options under the proposed option exchange program would be an important element of compensation for our management team. As a financing source for small businesses, our company requires substantial funding to operate, so the current unavailability of financing from capital market sources constrains our ability to grow. To help meet our own capital needs we established Marlin Business Bank as a wholly owned subsidiary. During its three year de novo period (which expires in March 2011), the size of Marlin Business Bank is limited by its original order from the Federal Deposit Insurance Corporation (“FDIC”). We have requested a modification to the FDIC order to permit us to inject additional capital into the bank so that we can increase its size prior to the expiration of the de novo period in March 2011. To date, the FDIC has not approved this request. Upon the expiration of the de novo growth limitations (either in March 2011 or earlier if approved by the FDIC), we expect to expand the use of Marlin Business Bank as a funding source for our business. While we await the lapse of de novo restrictions, our Board of Directors believes it is critical to retain and incentivize the current management team during this period through the grant of replacement stock options with exercise prices at current market values and multi-year vesting requirements.

The sharp decline in our stock price since early 2008 has left many of the outstanding stock options held by our employees largely valueless because the exercise price of those outstanding options far exceeds our current stock price. As of August 28, 2009, the eligible stock options have a weighted average exercise price of $14.01, which was 78% greater than the current market value of our common stock (as of August 28, 2009), and a weighted average remaining term of approximately 3.9 years. As of August 28, 2009, approximately 77% of all our outstanding stock options were underwater. In addition, more than 82% of our employees that hold stock options hold some stock options that have exercise prices that are greater than our $7.84 closing price on August 28, 2009. This means that a significant number of our stock options fail to provide the incentive and retention benefits they were designed to provide, as they are perceived to have little or no value to a majority of our employees.

We believe that the proposed exchange program will address these incentive and retention issues. In light of the four-year annual vesting schedule for time-based vesting options and continuation of the performance criteria and three-year cliff vesting schedule for performance-based vesting options and, in both cases, potential for future appreciation in value, the replacement options to be granted in the exchange program will serve as a powerful inducement to our employees to continue their employment with us and to provide dedicated service to us to help us achieve our growth objectives. The exchange program is designed to restore the incentive value of our equity award program by providing employees with an opportunity to exchange deeply underwater stock options for new stock options covering fewer shares, but with an exercise price based on the current, dramatically lower stock price, and requiring another four years (with respect to time-based vesting options) and at least another three years (with respect to performance-based vesting options) of future service in order to fully vest. In effect, the exchange program will enable us to realign the exercise prices of previously granted options with the current value of our common stock, so that these outstanding options once again become important tools to help motivate and retain our existing employees by maintaining the competitiveness of our compensation program.

The exchange program will allow us to recapture value from compensation costs that we already are incurring with respect to outstanding underwater stock options. These options were granted at the then fair market value of our common stock on the relevant date of grant. Under applicable accounting rules, we will continue to be obligated to recognize $339,000, as of August 28, 2009, in compensation expense related to eligible time-based vesting underwater stock options, even if these stock options are never exercised because the majority remain underwater. In addition, in the event the maximum performance targets are achieved with respect to outstanding performance-based vesting options, we will have to recognize an additional $1.0 million of compensation expense. We believe it is not an efficient use of our resources to recognize compensation expense on stock options that are not perceived by our employees as providing value. By replacing stock options that have little or no retention or incentive value with stock options that will provide both retention and incentive value while not creating substantial compensation expense, we will be making efficient use of our resources.

The exchange program will reduce the aggregate number of shares reserved for outstanding stock options immediately following the grant of the replacement options, thereby reducing present overhang, and shares subject to surrendered options will again become available for future grants, which should delay the need to seek shareholder approval for additional shares under the Equity Plan. By way of illustration, based on the assumptions described below, if all eligible options are exchanged, options to purchase approximately 559,394 shares will be surrendered and cancelled (although they will be returned to the grant pool available under the Equity Plan), while replacement options covering approximately 391,830 shares will be granted, resulting in a net reduction of options covering approximately 167,564 shares. The return of shares will constitute an efficient use of the shares available for future issuance. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

Although members of our Board of Directors who are not our employees also hold options that are significantly underwater, our non-employee directors are not eligible to participate in the exchange program. This reduces any conflict of interest that would otherwise exist in our non-employee directors’ approval of the exchange program.

Alternatives Considered

Our Board of Directors retained an independent compensation consultant, Thomas V. McCarthy, to assist it in evaluating available alternatives to determine how best to incentivize and retain key employees with significantly underwater stock options. In deciding to approve the exchange program, our Board of Directors considered a number of alternatives to incentivize and retain our employees, including:

•	Grant additional equity awards. We considered special grants of additional stock options at current market prices or another form of equity award such as restricted stock. However, these additional grants would substantially increase our overhang, and the dilution to our shareholders.

•	Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program for cash would increase our compensation expenses, reduce our cash flow from operations and would be less in line with our pay-for-performance compensation philosophy, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

•	Exchange options for shares of restricted stock. We also considered implementing a program to exchange underwater options for shares of restricted stock. However, in order to ensure that the exchange program is approximately expense-neutral from an accounting perspective, the exchange ratios for an options-for-restricted stock exchange program would need to be substantially higher than for an options-for-options exchange program (i.e., fewer replacement awards granted). Thus, we believe that employee participation in an options-for-restricted stock exchange program would be lower than with an options-for-options exchange program. In addition, we felt that the grant of the replacement options, with an exercise price equal to the fair market value of our common stock on the date of grant, would provide greater incentive for our employees to increase the value of our common stock and more directly align the interests of our employees with our shareholders.

•	Allow the existing stock options to remain outstanding. Because so many of the stock options held by our employees are significantly underwater, our Board of Directors believed that employees holding stock options that are significantly underwater would not have the same incentives as employees holding stock options that were granted more recently with lower exercise prices. It could be difficult to retain employees with stock options that are significantly underwater and the failure to retain these employees could negatively impact our business.

Description of the Option Exchange Program

Implementing the Exchange Program.  We have not commenced the exchange program and will not do so unless our shareholders approve this proposal. If we receive shareholder approval of the Equity Plan amendment permitting the exchange program, the exchange program will commence at a time determined by our Board of Directors, with terms expected to be materially similar to those described in this Proposal. If we receive the required shareholder approval for the Equity Plan amendment, the approval will be for a one-time exchange program. Even if our shareholders approve this Proposal, our Board of Directors may still later determine not to implement the exchange program. It is currently anticipated that the exchange program will commence within six months after the date of the shareholder approval and replacement options will be granted in the 2010 calendar year. However, if we do not commence the exchange program within such six month period, we will not commence an exchange or similar program without again seeking and receiving shareholder approval.

Upon commencement of the exchange program, we will provide employees holding eligible options with written materials (the “offer to exchange”) explaining the precise terms and timing of the exchange program. Eligible employees would be given at least 20 business days (or such longer period as we may elect to keep the exchange program open) to elect to exchange all or none of their eligible options, on a grant-by-grant basis, for replacement options. After the offer to exchange is closed, we will cancel the eligible options surrendered for exchange, and our Compensation Committee will approve grants of replacement options to participating employees in accordance with the applicable exchange ratios. All such replacement options will be granted under the Equity Plan and would be subject to the terms of the Equity Plan.

At or before commencement of the exchange program, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. Employees, as well as shareholders and members of the public, will be able to access the offer to exchange and other documents we file with the SEC free of charge from the SEC’s web site at www.sec.gov or on our Investor Relations web site at www.marlincorp.com.

If you are both a shareholder and an employee holding eligible options, please note that voting to approve the Equity Plan amendment authorizing the exchange program does not constitute an election to participate in the exchange program.

Eligible Options.  To be eligible for exchange under the exchange program, an underwater option must not have a per share exercise price at or below the 52-week high trading price of our common stock as reported by the Nasdaq measured as of the date of the Annual Meeting.

Eligible Participants.  The exchange program will be open to all employees, including our named executive officers, who hold eligible options. To be eligible, an individual must be employed by us on the date the offer to exchange commences and must remain employed by us through the date the replacement options are granted. The exchange program will not be open to members of our Board of Directors who are not our employees or to nonemployee directors of Marlin Business Bank. As of August 28, 2009, there were approximately 18 employees, including our three named executive officers, eligible to participate in the exchange program.

Participation by Executive Officers.  Our Board of Directors believes it is in our and our shareholders’ best interests to permit our executive officers to be eligible to participate in the exchange program because the replacement options granted in the exchange program will likely provide much stronger incentives to our executive officers than their existing underwater options to remain in our service during these challenging economic times and to take actions that drive revenue growth, profitability and our other business objectives, and thereby create shareholder value. Additionally, our executive officers may be subject to competing offers of employment with new attractive long-term incentive opportunities while their options to purchase our shares are underwater without any material retention or incentive value. The exchange program will require, with respect to eligible options that vest based on time, an additional four years of service in order to fully vest, and, with respect to eligible options that vest based on the achievement of performance goals, satisfaction of the same performance criteria and at least an additional three years of service in order to fully vest. Please see the table under “Plan Benefits Relating to the Option Exchange Program” for a list of outstanding stock options held by our executive officers that may be eligible for the exchange program.

Exchange Ratios.  Exchange ratios will be designed to result in a fair value, for accounting purposes, of the replacement options that will be approximately equal to the fair value of the eligible options that are surrendered in the exchange (based on valuation assumptions made when the offer to exchange commences). These ratios will be designed to make the grant of replacement options accounting expense neutral. Our Board of Directors will determine the actual exchange ratios shortly before the start of the exchange program.

We will establish the exchange ratios by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. We will base these exchange ratios on the fair value of the eligible options, calculated using a binomial valuation model, within the relevant grouping. The calculation of fair value using the binomial valuation model takes into account many variables, such as the volatility of our stock and the expected term of an option, including consideration of the ratio of stock price to the exercise price at which exercise is expected to occur. As a result, the exchange ratios may not necessarily increase as the exercise price of the option increases. Setting the exchange ratios in this manner is intended to result in the issuance of replacement options that have a fair value approximately equal to or less than the fair value of the surrendered eligible options they replace. This will eliminate any additional compensation cost that we must recognize on the replacement options, other than immaterial compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set, but before the exchange actually occurs. For instance, eligible options with exercise prices from $8.75 — $9.99 per share might have an exchange ratio of 1.20 shares of the eligible option for each share of the replacement option to be received in exchange, while eligible options with exercise prices from $16.00 — $17.99 per share might have an exchange ratio of 1.65 shares of the eligible option for each share of the replacement option to be received in exchange.

Although we cannot determine the exchange ratios now, we can provide an example if we make certain assumptions regarding the start date of the offer to exchange, the fair value of the eligible options, and the market price of our common stock. For illustration purposes, assume we were to begin the exchange program on November 1, 2009, which would allow us to include in the exchange program a substantial percentage of our outstanding underwater options, and assume that the applicable 52-week high would be $8.74. As a result, options with an exercise price above $8.74 per share would be eligible for the exchange program. If, at the time we set the exchange ratios, the market price of our common stock was $8.00 per share, then based on the above method of determining the exchange ratio, the following exchange ratios would apply:

The Exchange Ratio Would Be
If the Exercise Price of an Eligible Option Is:	(Eligible Option to Replacement Option):

$8.75 to $ 9.99	1.20-to-1
$10.00 to $13.99	1.35-to-1
$14.00 to $15.99	1.60-to-1
$16.00 to $17.99	1.65-to-1
$18.00 to $19.99	1.70-to-1
$20.00 to $21.99	1.80-to-1
$22.00 to $22.99	2.00-to-1

The foregoing exchange ratios are provided merely as an example of how we would determine the exchange ratios if we were commencing the exchange offer based on an $8.00 share price. We will apply the same methodology once these factors are decided closer to the time of commencement of the exchange program. The total number of replacement options a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share. We will apply the exchange ratios on a grant-by-grant basis.

For purposes of example only, if a participating employee exchanged an eligible option for 100 shares (which vests based on the passage of time) with an exercise price of $10.00 per share and the exchange ratio was one share of replacement option for every 1.35 surrendered eligible option shares, the employee would receive a replacement option for 74 shares in exchange for the surrendered eligible option (100 divided by 1.35). If the employee also exchanged another eligible option (which vests based on the passage of time) for 200 shares with an exercise price of $21.00 per share and the exchange ratio was one share of replacement option for every 1.80 surrendered eligible option shares, the employee would receive a replacement option for 111 shares in exchange for the surrendered eligible option (200 divided by 1.80). The replacement option for the 74 and 111 shares, respectively, will vest in four equal annual installments from the date of grant, with the first 25% of the shares becoming vested on the first anniversary of the date of grant of the replacement option.

Assume for example that the employee further exchanged a third eligible option for 500 shares (which vests based on the level of satisfaction of designated performance criteria) with an exercise price of $22.00 per share and the exchange ratio was one share of replacement option for every 2.00 surrendered eligible option shares, the employee would receive a replacement option for 250 shares in exchange for the surrendered eligible option (500 divided by 2.00). The replacement option for 250 shares will continue to be subject to the performance criteria that governed the exchanged eligible option. As a consequence, if at the end of the performance period, the Compensation Committee certifies that 100% of the shares subject to the option become vested based on the level of achievement of the performance criteria, the employee would be eligible to exercise 250 shares on the later of the date on which the Compensation Committee certifies the level of achievement of the performance criteria or the third anniversary of the date of grant of the replacement option.

Continuing this example, if we assume that all eligible options (as of August 28, 2009) remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the eligible options and the replacement options that would be granted in the exchange (rounding down in the event of fractional replacement options):

					Maximum
			Weighted		Number of
			Average		Shares
	Number of	Weighted	Remaining		Underlying
	Shares	Average	Contractual		Replacement
Exercise Prices	Underlying	Exercise Price of	Term of Eligible		Options That
of Eligible Options	Eligible Options	Eligible Options	Options (Years)	Exchange Ratio	May be Granted

$ 8.75 to $ 9.99	199,009	$9.51	5.264	1.20-to-1	165,831
$10.00 to $13.99	106,645	$10.18	1.986	1.35-to-1	78,994
$14.00 to $15.99	37,484	$14.74	4.254	1.60-to-1	23,425
$16.00 to $17.99	39,366	$17.52	2.108	1.65-to-1	23,855
$18.00 to $19.99	55,538	$18.86	4.127	1.70-to-1	32,664
$20.00 to $21.99	115,278	$21.12	3.882	1.80-to-1	64,025
$22.00 to $22.99	6,074	$22.21	2.923	2.00-to-1	3,036

Total	559,394	$14.01	3.926		391,830

After the exchange, as presented in this example (assuming all eligible options are tendered and without including any grants after August 28, 2009), there will be 805,251 shares available for grant under the Equity Plan, and there will be 623,817 shares subject to outstanding options. These outstanding options would have a weighted average exercise price of $7.69 and a weighted average remaining term of 5.49 years.

Election to Participate.  Participation in the exchange program will be voluntary. Eligible employees will be permitted to exchange all or none of the eligible options for replacement options on a grant-by-grant basis.

Exercise Price of Replacement Options.  All replacement options will be granted with an exercise price equal to the closing price of our common stock on the replacement option grant date as reported by the Nasdaq.

Vesting of Replacement Options.  The replacement options for surrendered eligible options subject to time-based vesting will vest in four equal annual installments from the date of grant, with the first 25% becoming vested on the first anniversary of the date of grant of the replacement option. The replacement options for surrendered eligible options subject to performance-based vesting will retain the same performance criteria that governed the surrendered eligible options that are subject to performance-based vesting, and the number of shares subject to the replacement adjustment, after taking into account the level of achievement of the performance criteria, will vest in full on the later of the date of the Compensation Committee’s certification of the relevant performance criteria and the third anniversary of the date of grant of the replacement option.

Term of the Replacement Options.  The replacement options will have a seven-year term.

Other Terms and Conditions of the Replacement Options.  The other terms and conditions of the replacement options will be set forth in an option agreement to be entered into as of the replacement option date of grant. Any additional terms and conditions will be comparable to the other terms and conditions of the eligible options. All replacement options will be nonqualified stock options granted under the Equity Plan, regardless of the tax status of the eligible options surrendered for exchange.

Return of Eligible Options Surrendered.  The eligible options surrendered for exchange will be cancelled and all shares of common stock that were subject to such surrendered options will again become available for future awards under the Equity Plan.

Accounting Treatment.  Under Financial Accounting Standards Board Accounting Standards Codification 718-20-35-3, the exchange of options under the option exchange program is treated as an exchange of the original awards for new awards. Accordingly, we will recognize the unamortized compensation cost of the surrendered options, as well as the incremental compensation cost of the replacement options granted in the exchange program, ratably over the vesting period of the replacement options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement option granted to our employees in exchange for surrendered eligible options, measured as of the date the replacement options are granted, over the fair value of the surrendered eligible options in exchange for the replacement options, measured immediately prior to the cancellation. Because it is intended that the exchange ratios will be calculated to result in the fair value of surrendered eligible options being approximately equal to the fair value of the options replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the exchange program. In the event that any of the replacement options are forfeited prior to their vesting due to termination of employment, or because the performance goals are not achieved at the maximum level for replacement options that become vested based on the achievement of certain performance criteria, the incremental compensation cost for the forfeited replacement options will not be recognized.

U.S. Federal Income Tax Consequences.  The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating employees will be provided in the offer to exchange. We believe the exchange of eligible options for replacement options pursuant to the exchange program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement options. However, the tax consequences of the exchange program are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position. The law and regulations themselves are also subject to change. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the exchange program under all applicable laws prior to participating in the exchange program.

Potential Modification to Terms to Comply with Governmental Requirements.  The terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC will require us to materially modify the exchange program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC. Changes in the terms of the exchange program may also be required for tax purposes for participants in the United States as the tax treatment of the exchange program is not entirely certain. Our Board of Directors will retain the discretion to make any such necessary or desirable changes to the terms of the exchange program for purposes of complying with comments from the SEC or optimizing the U.S. federal tax consequences.

Plan Benefits Relating to the Option Exchange Program

Because participation in the exchange program is voluntary, the benefits or amounts that will be received by any participant, if this proposal is approved and the exchange program is implemented, are not currently determinable, since we are not able to predict who or how many participants will elect to participate, how many options will be surrendered for exchange or the number of replacement options that may be granted. Our named executive officers will be eligible to participate in the exchange program. Based on the assumptions described above, including an assumed $8.74 52-week high trading price of our common stock and a $8.00 share price, the maximum number of shares underlying outstanding options that would be cancelled would be 559,394 shares, and the maximum number of shares underlying new options that would be granted would be 391,830 shares. The table below lists all outstanding stock options as of August 28, 2009, held by our employees and named executive officers which may be eligible for the exchange program, based on the assumptions described above, if shareholder approval is obtained:

				Number of	Weighted
		Number of		Eligible	Average
	Aggregate	Eligible		Performance-	Exercise	Number of Shares
	Number of	Time-Based		Based	Price of	Underlying
	Eligible	Vesting		Vesting	Eligible	Replacement Options
Name and Position	Options	Options		Options	Options	That May Be Granted[5]

Daniel Dyer,	195,270	139,291	[1]	55,979	$14.06	135,845
Chief Executive Officer
George D. Pelose,	148,546	108,942	[2]	39,604	$13.40	104,574
Chief Operating Officer and General Counsel
Lynne C. Wilson,	35,810	14,943	[3]	20,867	$14.20	25,784
Senior Vice President and Chief Financial Officer
All Executive Officers as a Group (3 persons)	379,626	263,176		116,450	$13.82	266,203
All Other Non-Executive Officers As a Group	179,768	109,919	[4]	69,849	$14.42	125,627

Total	559,394	373,095		186,299	$14.01	391,830

[1]	Of the 139,291 time-based vesting options held by Mr. Dyer, 111,648 shares (or 80.2%) are currently fully vested, while the remaining 27,643 time-based vesting option shares have a weighted remaining vesting life of 1.22 years.

[2]	Of the 108,942 time-based vesting options held by Mr. Pelose, 88,845 shares (or 81.5%) are currently fully vested, while the remaining 20,097 time-based vesting option shares have a weighted remaining vesting life of 1.26 years.

[3]	Of the 14,943 time-based vesting options held by Ms. Wilson, 5,868 shares (or 39.3%) are currently fully vested, while the remaining 9,075 time-based vesting option shares have a weighted remaining vesting life of 1.38 years.

[4]	Of these 109,919 time-based vesting options held by all other Non-Executive Officers as a group, 69,043 shares (or 62.8%) are currently fully vested, while the remaining 40,876 time-based vesting option shares have a weighted remaining vesting life of 1.31 years.

[5]	The replacement options for time-based vesting eligible options will vest in four equal annual installments from the date of grant, with the first 25% of the shares becoming vested on the first anniversary of the date of grant of the replacement option. The replacement options for performance-based vesting options will be further adjusted to reflect the level of achievement of the original performance criteria and vest on the later of the date the Compensation Committee certifies the performance goals and the third anniversary of the date of grant of the replacement option. Any shares subject to a replacement option for performance-based eligible options that do not vest because the level of achievement of the performance goals is not achieved at the maximum level, as certified by the Compensation Committee, will be forfeited as of the date of the certification by the Compensation Committee of the performance goals for such replacement option.

Effect on Shareholders

We are unable to predict the precise impact of the exchange program on our shareholders because we are unable to predict how many or which employees will exchange their eligible options. The exchange program was designed in the aggregate to be expense-neutral to our shareholders while reducing the overhang. Based on the assumptions described above, including an assumed $8.74 52-week high trading price of our common stock and a $8.00 share price, if all eligible options are exchanged, options to purchase approximately 559,394 shares will be surrendered and cancelled, while replacement options covering approximately 391,830 shares will be granted resulting in a net reduction in the equity award overhang by approximately 167,564 shares. Following the exchange program, if all eligible options are exchanged, we will have approximately 623,817 shares subject to outstanding options, with a weighted average exercise price of $7.69 and a weighted average remaining term of 5.49 years. The total number of shares subject to outstanding equity awards under the Equity Plan, as of August 28, 2009, including the replacement options, would be approximately 1,514,764 shares. As of August 28, 2009, the total number of shares of our common stock outstanding was 12,600,178.

Text of Amendment to Equity Plan

In order to permit us to implement the one-time stock option exchange program in compliance with the Equity Plan and applicable Nasdaq listing rules, our Board of Directors approved an amendment to the Equity Plan, subject to approval of the amendment by our shareholders. We are seeking shareholder approval to amend the Equity Plan to allow for the exchange program. The amendment would add a new Section 19(f) to the Equity Plan and read in its entirety as follows:

‘‘(f) One-Time Option Exchange.  Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s shareholders at its 2009 Annual Meeting of shareholders, the Board may provide for, and the Company may implement, a one-time-only option exchange offer for the Company’s and its subsidiaries’ Employees, including Employees who are officers or members of the Board pursuant to which certain outstanding Options to purchase shares of Company Stock could, at the election of the Grantee, be tendered to the Company for cancellation in exchange for the issuance of a new Option that will represent the ability to purchase, with a lower exercise price, a lesser number of shares of Company Stock as compared to the cancelled Options, provided that such one-time-only option exchange offer is commenced within six months following the date of such shareholder approval.”

Summary of the Equity Plan

A summary of the material terms of the Equity Plan, as proposed to be amended, is set forth in Proposal 2. A copy of the proposed amendment to the Equity Plan to allow the one-time option exchange program is attached as Appendix B to this Proxy Statement.

Recommendation of the Board

Our Board of Directors recommends that the shareholders vote “FOR” the approval of the amendment to the Equity Plan to allow a one-time stock option exchange program for our employees. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Proposal 4:

To approve an amendment to the Equity Plan to increase the maximum aggregate number of shares of our common stock that may be subject to grants made under the Equity Plan to any individual during the 2010 calendar year to 300,000 shares if the option exchange program is approved, and the Equity Plan as so amended.

Introduction

On August 12, 2009, our Board of Directors adopted, subject to shareholder approval at the Annual Meeting, an amendment to the Equity Plan that would increase the maximum aggregate number of shares of our common stock that may be subject to grants made under the Equity Plan to any individual during the 2010 calendar year to 300,000 shares if our shareholders approve the one-time option exchange program as described under Proposal 3; provided that no more than 200,000 of these shares may be issued pursuant to grants to any individual outside the exchange program. Our Board of Directors has directed that the proposed amendment to the Equity Plan to increase the annual individual limit for the 2010 calendar year and the Equity Plan, and the Equity Plan as so amended, be submitted to our shareholders for their approval at the Annual Meeting. Shareholder approval is being sought so that the compensation attributable to grants under the Equity Plan may continue to qualify for an exemption from the deduction limitation under Section 162(m) of the Internal Revenue Code and in order to meet the Nasdaq listing requirements. If approved by our shareholders, the amendment to increase the annual individual limit for the 2010 calendar year will become effective as of the date of the Annual Meeting.

If our shareholders approve the one-time option exchange program as described under Proposal 3, our named executive officers who participate in the option exchange program will be receiving new replacement options in exchange for the cancellation of their eligible options. We anticipate that the new replacement options will be granted sometime in the first quarter of 2010. The new replacement options will be deemed new grants under the Equity Plan and will be counted against the annual individual limit under the Equity Plan. The grant of the new replacement options, coupled with the normal annual equity grants expected to be made in 2010 to our named executive officers pursuant to the formulaic approach recommended by Watson Wyatt, will likely result in the total number of shares granted to any one of our named executive officers to exceed the annual individual limit, as proposed to be increased under Proposal 2, under the Equity Plan for 2010. Accordingly, we are asking our shareholders to approve the amendment to the Equity Plan to increase the annual individual limit under the Equity Plan to 300,000 shares for the 2010 calendar year if our shareholders approve the one-time option exchange program; provided that no more than 200,000 of these shares may be issued pursuant to grants to any individual outside the exchange program. If this increase in shares is not approved by our shareholders, the total number of shares which may be granted to any one of our named executive officers in 2010, which would include the replacement options if the exchange program described in Proposal 3 is approved by our shareholders, will be limited to the annual individual limit under the Equity Plan as set forth in Proposal 2, if Proposal 2 is approved by our shareholders, and further limited if Proposal 2 is not approved by our shareholders. If the one-time option exchange program described in Proposal 3 is not approved by our shareholders at the Annual Meeting, we will not need to increase the annual individual limit to 300,000 shares for the 2010 calendar year.

Summary of the Equity Plan

A summary of the material terms of the Equity Plan, as proposed to be amended, is set forth in Proposal 2. A copy of the proposed amendment to the Equity Plan to increase the maximum aggregate number of shares of our common stock that may be subject to grants made under the Equity Plan to any individual during the 2010 calendar year to 300,000 shares if our shareholders approve the one-time option exchange program is attached as Appendix C to this Proxy Statement.

Equity Plan Benefits

Because awards to be granted in the future under the Equity Plan are at the discretion of our Compensation Committee, it is not possible to determine the benefits or the amounts to be received under the Equity Plan by our executive officers, employees or directors, for 2010 and, if the exchange program is approved as set forth in Proposal 3, it is not possible to determine the number of eligible options that will be exchanged for replacement options. Please refer to the table under “Plan Benefits Relating to the Option Exchange Program” under Proposal 3 for a list of all outstanding stock options as of August 28, 2009, held by our employees and named executive officers which may be eligible for the exchange program, based on the assumptions described in Proposal 3, if shareholder approval of Proposal 3 is obtained. Please also refer to the description of grants made to our named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards Table” in the Compensation Discussion and Analysis. Grants made to our non-employee directors in the last fiscal year are described in “Compensation of Directors” in the Compensation Discussion and Analysis. For further information regarding the potential benefits and amounts for participants in connection with the exchange program, see Proposal 3.

Recommendation of the Board

Our Board of Directors recommends that the shareholders vote “FOR” the amendment to the Equity Plan to increase the maximum aggregate number of shares of our common stock that may be subject to grants made under the Equity Plan to any individual during the 2010 calendar year to 300,000 shares if our shareholders approve the one-time option exchange program, and the Equity Plan as so amended. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of August 31, 2009, by:

•	each person or entity known by us to own beneficially more than 5% of our stock;

•	each of our named executive officers in the Summary Compensation Table below;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees as a group.

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned	of Class

Executive Officers, Directors and Nominees
Daniel P. Dyer[1,2]	485,994	3.86%
George D. Pelose[1,2]	378,334	3.0
Lynne C. Wilson[1,2]	86,433	*
John J. Calamari[3]	23,330	*
Lawrence J. DeAngelo[3]	31,317	*
Edward Grzedzinski[1,3]	17,054	*
Kevin J. McGinty[3]	76,557	*
James W. Wert[3]	74,167	*
Matthew J. Sullivan[1,3,4]	2,320,413	18.4
All executive officers, directors and nominees as a group (9 persons)[1,5]	3,493,599	27.7
5% Shareholders
Peachtree Equity Investment Management, Inc.[6]	2,309,934	19.6
1170 Peachtree St., Ste. 1610 Atlanta, GA 30309
Columbia Wanger Asset Management, L.P.[7]	1,214,550	9.93
227 West Monroe Street, Suite 3000 Chicago, IL 60606
William Blair & Company, LLC[8]	1,046,465	8.56
222 W. Adams Street Chicago, IL 60606
Primus Venture Partners IV, Inc.[9]	823,713	6.7
5900 Landerbrook Dr., Ste. 200 Cleveland, OH 44124-4020
Red Mountain Capital Management, Inc.[10]	654,128	5.2
10100 Santa Monica Blvd, Ste. 925 Los Angeles, CA 90067

*  Represents less than 1%.

1  Does not include options vesting more than 60 days after August 31, 2009, held by Mr. Dyer (83,622), Mr. Pelose (59,701), Ms. Wilson (29,942), Mr. Grzedzinski (1,250), and Mr. Sullivan (3,750). Does include, where applicable, shares held in the 2003 Employee Stock Purchase Plan and restricted shares awarded under the 2003 Equity Compensation Plan, as amended.

2  Includes options for Mr. Dyer (160,648), Mr. Pelose (135,895) and Ms. Wilson (5,868) to purchase shares that are currently exercisable or will become exercisable within 60 days following August 31, 2009.

3  Includes options for Mr. Calamari (13,857), Mr. DeAngelo (13,857), Mr. Grzedzinski (9,946), Mr. McGinty (45,048), Mr. Sullivan (4,954), and Mr. Wert (25,303) to purchase shares that are currently exercisable or will become exercisable within 60 days following August 31, 2009.

4  Includes 2,000 unrestricted shares owned directly by Mr. Sullivan and 3,525 restricted shares awarded to Mr. Sullivan in connection with Board appointment and membership in accordance with the Corporation’s Director compensation program described above in “Directors’ Compensation”. The remaining 2,309,934 shares are reported as beneficially owned by Peachtree Equity Investment Management, Inc. are based on a Schedule 13G filed jointly by such entity, WCI (Private Equity) LLC (“WCI”) and Matthew J. Sullivan with the SEC on February 17, 2004. The shares are reported as directly owned by WCI, whose sole manager is Peachtree Equity Investment Management, Inc. (the “Manager”). The Manager could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such beneficial ownership with WCI. Matthew J. Sullivan is a director of the Manager, and could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such indirect beneficial ownership with the Manager and WCI. Mr. Sullivan disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

5  Includes options to purchase 415,376 shares that are currently exercisable or will become exercisable within 60 days following August 31, 2009.

6  The shares reported as beneficially owned by Peachtree Equity Investment Management, Inc. are based on a Schedule 13G filed jointly by such entity, WCI (Private Equity) LLC (“WCI”) and Matthew J. Sullivan with the SEC on February 17, 2004. The shares are reported as directly owned by WCI, whose sole manager is Peachtree Equity Investment Management, Inc. (the “Manager”). The Manager could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such beneficial ownership with WCI. Matthew J. Sullivan is a director of the Manager, and could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such indirect beneficial ownership with the Manager and WCI. Mr. Sullivan disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

7  The shares reported as beneficially owned by Columbia Wanger Asset Management, L.P. (“Columbia”) are reported as of December 31, 2008, based on a Schedule 13G/A filed by Columbia on February 6, 2009. Columbia is the beneficial owner of 1,214,550 shares and these shares include shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by the reporting person and that holds 9.73% of the shares of issuer.

8  The shares reported as beneficially owned by William Blair & Company, L.L.C (“Blair”) are reported as of December 31, 2008, based on a Schedule 13G/A filed by Blair on January 12, 2009.

9  The shares reported as beneficially owned by Primus Venture Partners IV, Inc. are based on an amendment to a Schedule 13G/A filed jointly by Primus Capital Fund IV Limited Partnership (“PCF IV LP”), Primus Venture Partners IV Limited Partnership (“PVP IV LP”) and Primus Venture Partners IV, Inc. (“PVP IV Inc.”) with the SEC on January 30, 2009. Each such reporting person has reported that, as of December 31, 2008, they held shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares as follows: (i) PCF IV LP has shared power to vote and to dispose of 790,764 shares currently held by PCF IV LP; (ii) PVP IV LP, as the sole general partner of PCF IV LP, may be deemed to have shared power to vote and to dispose of 790,764 shares currently held by PCF IV LP. In addition, PVP IV LP is also the sole general partner of Primus Executive Fund Limited Partnership (“PEF LP”) and, in such capacity, may be deemed to have shared power to vote and dispose of the 32,949 shares currently held by PEF LP; (iii) PVP IV Inc., as the sole general partner of PVP IV LP, may be deemed to have the shared power to vote and to dispose of 790,764 shares currently held by PCF IV LP and the 32,949 shares currently held by PEF LP. PVP IV Inc. has four shareholders and directors: Loyal W. Wilson, William C. Mulligan, Jonathan E. Dick and Steven Rothman. Each of PCF IV LP, PVP IV LP and PVP IV Inc. disclaims beneficial ownership of any shares beneficially owned by each other entity.

10  The shares reported as beneficially owned by Red Mountain Capital Management, Inc. are reported as of June 5, 2009, based on a Schedule 13D jointly filed on June 15, 2009 by (i) Red Mountain Capital Partners LLC (“RMCP LLC”), (ii) Red Mountain Capital Partners II, L.P. (“RMCP II”), (iii) Red Mountain Capital Partners III, L.P. (“RMCP III”), (iv) RMCP GP LLC (“RMCP GP”), (v) Red Mountain Capital Management, Inc. (“RMCM”), and (vi) Willem Mesdag. RMCP III beneficially owns, in the aggregate, 24,241 shares of Common Stock, which represent approximately 0.2% of the outstanding Common Stock. RMCP III has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition, of all such 24,241 shares of Common Stock. The shares of Common Stock beneficially owned by RMCP II and RMCP III, when aggregated together, total 654,128 shares, which represent approximately 5.2% of the outstanding Common Stock. Because each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to control RMCP II and RMCP III, each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have the power to vote or direct the vote, or dispose or direct the disposition of, all of the Common Stock beneficially owned by RMCP II and RMCP III. Other than shares of Common Stock beneficially owned by RMCP II or RMCP III, none of the Reporting Persons or Mr. Teets may be deemed to beneficially own any shares of Common Stock. Each of RMCP LLC, RMCP II, RMCP III and RMCP GP affirms membership in a group with each other but disclaims membership in a group with RMCM or Mr. Mesdag. Each of RMCM and Mr. Mesdag disclaims membership in a group with any person.

Compensation Discussion and Analysis

Compensation Overview

The Compensation Committee of the Board of Directors sets and administers the policies that govern our executive compensation, including:

•	establishing and reviewing executive base salaries;

•	overseeing the Corporation’s annual incentive compensation plans;

•	overseeing the Corporation’s long-term equity-based compensation plan;

•	approving all bonuses and awards under those plans; and

•	annually approving and recommending to the Board all compensation decisions for executive officers, including those for the Chief Executive Officer (“CEO”) and the other officers named in the Summary Compensation Table (the “Executive Officers”).

The current Executive Officers of the Corporation are Daniel P. Dyer, George D. Pelose and Lynne C. Wilson. All of them were Executive Officers during 2008.

The Compensation Committee operates under a written charter (accessible on the investor relations page of the Corporation’s website at www.marlincorp.com) and only independent directors serve on the Compensation Committee.

Compensation Philosophy.  The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Corporation, and which aligns executives’ interests with those of the shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. The Compensation Committee evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive in the marketplace. To that end, the Compensation Committee believes executive compensation packages provided by the Corporation to its executives, including the Executive Officers, should include both cash and equity-based compensation that reward performance as measured against established goals.

Management’s Role in the Compensation-Setting Process.  The Compensation Committee makes all compensation decisions relating to the Executive Officers; however, management plays a significant role in the compensation-setting process, including:

•	evaluating employee performance;

•	establishing performance targets and objectives; and

•	recommending salary and bonus levels and equity awards.

The CEO works with the Compensation Committee Chairman in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting. The CEO also participates in Compensation Committee meetings at the Chairman’s request to provide:

•	background information regarding the Corporation’s strategic objectives;

•	a tally sheet for each Executive Officer, setting forth total compensation and aggregate equity awards for each Executive Officer;

•	an evaluation of the performance of the Corporation’s officers, including the Executive Officers; and

•	compensation and equity award recommendations as to the Corporation’s officers, including the Executive Officers.

The Compensation Committee can exercise its discretion in modifying any recommended awards to the Corporation’s officers, including the Executive Officers. At a Compensation Committee meeting held on January 21, 2009, the Committee approved the 2008 bonus recommendations put forth by the CEO.

External Consultants and Benchmarking.  The Compensation Committee has utilized the services of an independent consulting firm, Watson Wyatt. In 2004, the Compensation Committee first engaged Watson Wyatt, to conduct a study of the Corporation’s Executive Officer compensation programs and strategies (the “2004 Watson Study”). The 2004 Watson Study compared the Corporation’s executive compensation levels with that of (i) a peer group comprised of companies with a business services and financing focus that are similar in size to the Corporation (the “peer group”), (ii) compensation details from various market surveys across several industries (together with the peer group, the “comparison group”), and (iii) broader financial services industry practices. The 2004 Watson Study selected a compensation peer group of companies consisting of eight publicly-traded companies in a similar industry and size with executive positions with responsibilities similar in breadth and scope as the Corporation. The peer group used in the initial benchmark analysis contained in the 2004 Watson Study consisted of: California First National Bank (CFNB); Credit Acceptance Corp. (CACC); Financial Federal Corp. (FIF); First Marblehead Corp. (FMD); Medallion Financial Corp. (TAXI); Portfolio Recovery Associates Inc. (PRAA); First Investors Financial Services Group Inc. (FIFS); and World Acceptance Corp. (WRLD).

The 2004 Watson Study concluded that the Corporation’s Executive Officers are paid conservatively relative to the comparison group. The study noted that the Executive Officers’ base salaries at the time of the report were generally below the 50th percentile of the comparison group, but the competitiveness of the Executive Officers’ total annual cash compensation improved with above market bonus opportunities. The 2004 Watson Study further noted that the value of the existing long-term incentives granted to the executives (primarily in the form of stock options) was below market levels.

In response to the findings of the 2004 Watson Study and in keeping with our philosophy of providing strong incentives for superior performance, the Compensation Committee modified the structure of the Corporation’s Executive Officer equity compensation program. Based on recommendations contained in the 2004 Watson Study, effective in 2005, the Compensation Committee modified the stock-based incentive award program for the Executive Officers to include the three separate components set forth below (i.e., stock option grants, restricted stock grants, and the management stock ownership program). The 2004 Watson Study suggested that this mix of stock-based awards will improve the competitiveness of the Corporation’s long-term incentive plan for its Executive Officers and will better serve to align the overall interests of the Executive Officers with the Corporation’s shareholders.

In October 2008, the Compensation Committee engaged Watson Wyatt to update the 2004 Watson Study regarding the Corporation’s Executive Officer compensation programs and strategies (the “2008 Watson Study”). In response to the findings of the 2008 Watson Study, the Compensation Committee further modified the structure of the Corporation’s Executive Officer compensation programs. Based on recommendations contained in the 2008 Watson Study, effective in 2009, the three components of the stock-based incentive award program for the Executive Officers will consist of performance share awards, time vesting restricted stock, and the MSOP. Based on the 2008 Watson Study, stock options will be eliminated from future grants and replaced with performance based restricted stock.

The annual equity grants made to the Executive Officers in 2008 were done under the program structure recommended in the 2004 Watson Study. The modified structure for the annual equity grants recommended in the 2008 Watson Study becomes effective in 2009.

Compensation Components

As part of their studies, Watson Wyatt reviewed the Corporation’s existing executive compensation structure and assisted in the development of executive compensation programs that (a) are competitive among companies in similar growth and development stages to attract and retain talented management, (b) provide incentives that focus on the critical needs of the business on an annual and continuing basis, and (c) reward management commensurate with the creation of shareholder and market value.

The 2004 Watson Study included an initial benchmark analysis of the Corporation’s executive compensation program, comparing it to (i) the peer group, (ii) the comparison group, and (iii) broader financial services industry practices. The peer group used in the initial benchmark analysis in the 2004 Watson Study consisted of: California First National Bank (CFNB); Credit Acceptance Corp. (CACC); Financial Federal Corp. (FIF); First Marblehead Corp. (FMD); Medallion Financial Corp. (TAXI); Portfolio Recovery Associates Inc. (PRAA); First Investors Financial Services Group Inc. (FIFS); and World Acceptance Corp. (WRLD). The Compensation Committee used this benchmark data to set the Executive Officers’ compensation levels in 2004. On an ongoing basis, the Compensation Committee reviews a variety of factors in assessing and setting overall executive compensation levels, including references to this peer group and the market surveys, broader financial services industry practices, tally sheets, executive performance, and the 2008 Watson Study.

The components of compensation paid to the Executive Officers in 2008 were as follows:

•	Base Salary. The Compensation Committee establishes base salaries that it believes to be sufficient to attract and retain quality Executive Officers who can contribute to the long-term success of the Corporation. The Committee determines the Executive Officer’s base salary through a thorough evaluation of a variety of factors, including the executive’s responsibilities, tenure, job performance and prevailing levels of market compensation. The Compensation Committee reviews these salaries at least annually for consideration of increase based on merit and competitive market factors. The 2008 Watson Study provided the Compensation Committee with an updated competitive analysis regarding the base salaries of the Corporation’s Executive Officers.

•	Bonus. The annual incentive bonus awards are designed to reward the Executive Officer for the achievement of certain corporate and individual performance goals. The Compensation Committee sets threshold, target and maximum bonus levels for each goal. As part of the 2004 Watson Study, the Corporation sought to set the Executive Officers’ total target compensation levels at levels that were near the median of the data from the peer group and the broader industry practices. This resulted in the setting of threshold, target and maximum bonus levels (as a percentage of base salaries) as follows: Daniel P. Dyer: 42.5% threshold, 85% target and 148.75% maximum; George D. Pelose: 37.5% threshold, 75% target and 108.75% maximum; and Lynne C. Wilson: 22.5% threshold, 45% target and 63% maximum. Based on the recommendations set forth in the 2008 Watson Study, the target bonus levels for Messrs. Dyer and Pelose were increased to 120% and 90%, respectively, effective in 2009.

Prior to the beginning of each year, the Corporation sets target levels for the items of corporate performance that are to be measured that year for assessing the bonus opportunity for the Executive Officers. Some of the target levels are standard for each Executive Officer (such as corporate pre-tax income), and some are specific to that Executive Officer’s primary area of responsibility (such as unit performance and individual development). The full matrix of performance measurements varies by Executive Officer and by year, as do the weightings of each item, which can range from 15%-75% of the total bonus opportunity. To achieve the target bonus payout associated with a performance measurement, the Executive Officer must achieve 100% of the plan for that performance measurement. If the Executive Officer does not achieve 100% of the planned performance measurements for that year, he/she can still achieve the threshold bonus payout if the performance level exceeds certain minimum requirements (for example, threshold payout for the pre-tax income component in 2008 required pre-tax income to be at least 13.5% greater than the prior year’s figure). Maximum bonus payout can be achieved if the Executive Officer exceeds the planned levels for the performance measurements (for example, in 2008, achieving greater than 104.5% of that year’s planned pre-tax income measurement would have resulted in maximum payout for that weighted component). Each Executive Officer has a portion of his or her bonus opportunity measured against individual roles (MBOs) and performance. The weighting of the individual performance component varies by Executive Officer and by year, and may range from 15%-75% of the Executive Officer’s total bonus opportunity. Individual performance goals typically include performance on specific projects or initiatives assigned to the Executive Officer as well as overall professional development.

•	Equity-Based Incentive Awards. The Compensation Committee believes that share ownership provided by equity-based compensation emphasizes and reinforces the mutuality of interest among the Executive Officers and shareholders. After each fiscal year, the Compensation Committee reviews and approves stock-based awards for the Executive Officers based primarily on the Corporation’s results for the year and the executive’s individual contribution to those results. The stock-based incentive awards adopted pursuant to the 2004 Watson Study include three separate formulaic components: (1) stock option grants, (2) restricted stock grants, and (3) a management stock ownership program (“MSOP”). Options are awarded at the NASDAQ closing price of the Corporation’s common stock on the date of the grant.

•	Other Benefits. The Executive Officers participate in employee benefits plans generally available to all of the Corporation’s employees, including medical and health plans and 401(k) and ESPP programs. In addition, Messrs. Dyer and Pelose received reimbursement of life and disability insurance premiums pursuant to their employment agreements, and each of the Executive Officers receive reimbursement for physical examinations.

Components of Equity-Based Incentive Awards

As mentioned above, the formulaic equity-based incentive awards adopted pursuant to the 2004 Watson Study include three separate components: (1) stock option grants, (2) restricted stock grants, and (3) the MSOP.

•	Stock Option Grants. The stock option grants are divided between Time Vested options and Performance Based options. The Time Vested options have a term of seven years and vest 25% per year for the first four years from the grant date. The Performance Based options have a term of seven years and vest four years from the grant date. The number of Performance Based option shares that vest on such date is determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows:

Four-Year EPS Compounded	% of Grant that Shall
Average Growth Rate	Vest in Four Years

Less than 13.5%	0%
13.5%-14.99%	33.33%
15.0%-16.49%	66.66%
16.5% or greater	100.00%

•	Restricted Stock Grants. The restrictions on the restricted stock grants lapse after seven years, but are subject to accelerated performance vesting. Vesting of the restricted stock shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting compounded average net income growth of 15% or greater for a period of four consecutive fiscal years after the grant date (using the Corporation’s reported net income for the most recently concluded fiscal year as the initial measurement point).

•	Management Stock Ownership Program. The MSOP provides for a matching grant of restricted stock to a participant who owns common stock of the Corporation (subject to a maximum matching grant value determined by the Compensation Committee). The restrictions on the matching MSOP restricted shares lapse after ten years, but are subject to accelerated vesting. Vesting of the matching MSOP restricted shares shall immediately accelerate (and all restrictions shall lapse) after three years if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

Ownership Guidelines

In an effort to ensure that the Executive Officers and other officers and managers of the Corporation maintain sufficient equity ownership so that their thinking and actions are aligned with the interests of our shareholders, the Corporation adopted in 2006 management ownership guidelines, which apply to all participants in the equity-based incentive award program. The ownership guidelines are summarized below:

•	Ownership that counts toward the guidelines is (i) all unrestricted stock of the Corporation owned outright by the participant and (ii) the net value of vested, unexercised options.

•	The ownership guideline is measured as a percentage of the participant’s base salary.

•	Participants are divided into three tiers with different guidelines. The ownership requirements for each tier over three years are set forth below:

		Equity Ownership Guidelines (% of Salary)
Tier	Participants	Year 1	Year 2	Year 3

I	Senior Management	100%	150%	200%
II	Officers	50%	75%	100%
III	Managers	25%	30%	35%

•	Compliance will be reviewed at least annually.

If an equity incentive program participant sells shares of the Corporation while such participant is not in compliance with the ownership guidelines, the Compensation Committee will take this into account prior to making additional equity awards to such participant.

As of January 9, 2009, none of the Executive Officers were in compliance with the ownership guidelines.

Employment Agreements

In November 2003, the Corporation entered into employment agreements with Messrs. Dyer and Pelose, amended in December 2008, the terms of which are substantially similar to each other. The employment agreements establish minimum salary and target bonus levels for the executives. The agreements require the executives to devote substantially all of their business time to their employment duties. Each agreement had an initial two year term that automatically extends on each anniversary of the effective date of the agreement for successive one-year terms unless either party to the agreement provides 90 days’ notice to the other party that he does not wish to renew the agreement. The agreements currently run through November 2010.

The Corporation may terminate the employment agreements for or without cause, and the executive may terminate his employment agreement with or without good reason. The employment agreements terminate automatically upon a change in control. The employment agreements provide for severance in the case of termination without cause, resignation for good reason, termination upon non-renewal of agreement, and termination on account of change in control. The employment agreements are intended to comply with the requirements of Section 409A of the Internal Revenue Code, to the extent applicable, and the agreements shall be interpreted to avoid any penalty sanctions under the Code. Upon termination of the employment agreement, the executive will be subject to certain protective non-competition and non-solicitation covenants. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.

Compensation for Executive Officers in 2008

Base Salary.  Effective October 1, 2008, based on the recommendations set forth in the 2008 Watson Study, the Compensation Committee increased Mr. Dyer’s base salary to $390,000 from $320,000 and Mr. Pelose’s base salary to $325,000 from $295,000. The Executive Officers are currently entitled to the following base salaries: Mr. Dyer, $390,000, Mr. Pelose, $325,000, and Ms. Wilson, $252,937; however, effective February 9, 2009, Messrs. Dyer and Pelose voluntarily agreed to reduce their salaries by 5% for an unspecified period of time in light of the difficult economic environment. For purposes of the 2008 bonus calculations, the base salaries in effect prior to the October 2008 increases were used, which were: Mr. Dyer, $320,000, Mr. Pelose, $295,000, and Ms. Wilson, $252,937.

Annual Bonuses.  In 2008, the Executive Officers were eligible for annual bonuses at the following threshold, target and maximum bonus levels (as a percentage of base salaries): Daniel P. Dyer: 42.5% threshold, 85% target and 148.75% maximum; George D. Pelose: 37.5% threshold, 75% target and 108.75% maximum; and Lynne C. Wilson: 22.5% threshold, 45% target and 63% maximum. The annual incentive bonus awards are designed to reward the Executive Officer for the achievement of certain corporate and individual performance goals. Each year, the Compensation Committee reviews and approves goals for each Executive Officer, and in 2008 those goals consisted of a corporate goal (i.e., growth in pre-tax income) and specific individual goals. In 2008, the corporate goal weighting was 50% of each Executive Officer’s bonus opportunity, and the individual goal weighting represented the remaining 50% of the bonus opportunity.

In 2008, the corporate goal for each Executive Officer was based on the achievement of a certain level of pre-tax income. Achieving 2008 pre-tax income that was at least 13.5% above the pre-tax income for 2007 would yield the threshold payout for that component of the bonus calculation, achieving the planned pre-tax income for 2008 would yield the target payout for that component, and achieving 104.5% of the planned pre-tax income for 2007 would yield the maximum payout for that component. The Corporation’s pre-tax income in 2008 did not meet the threshold payout level, so the Executive Officers received no bonus payout with respect to this half of their bonus opportunity.

In 2008, the individual goals for the Executive Officers included the following: Mr. Dyer — converting to a bank holding company structure, leading our efforts to insure adequate liquidity, and formulating and acting upon long-term growth strategies; Mr. Pelose — converting to a bank holding company structure, recruiting and developing the management talent in credit and collections, enhancing collections tactics, and overseeing the risk management function; and Ms. Wilson — improving efficiencies through the use of technology, streamlining the monthly close process, improving the property tax and financial analysis & planning functions, and improving the Audit Committee quarterly review process. In 2008, the Compensation Committee determined that Mr. Dyer achieved 85% of his individual goals, Mr. Pelose achieved 85% of his individual goals, and Ms. Wilson achieved 70% of her individual goals.

The weighted calculation of the bonus payable to each executive in 2008 is as follows: Mr. Dyer — corporate goal (50% weighting times 0% achievement) plus individual goal (50% weighting times 85% achievement) equals 42.5% payout of the target bonus of $272,000, or $115,600; Mr. Pelose — corporate goal (50% weighting times 0% achievement) plus individual goal (50% weighting times 85% achievement) equals 42.5% payout of the target bonus of $221,250, or $94,031; and Ms. Wilson — corporate goal (50% weighting times 0% achievement) plus individual goal (50% weighting times 70% achievement) equals 35% payout of the target bonus of $113,805, or $39,832. The table below shows the aggregate 2008 bonus opportunity at the threshold, target and maximum levels and the actual bonus achieved:

	2008 Annual Bonus Opportunity			Actual Bonus
	Threshold	Target	Maximum	Achieved for 2008

Daniel P. Dyer	$136,000	$272,000	$476,000	$115,600
George D. Pelose	$110,625	$221,250	$320,812	$94,031
Lynne C. Wilson	$56,902	$113,805	$160,625	$39,832

Annual Equity-Based Incentives.  In connection with the Corporation’s annual equity-based incentive program adopted based on the recommendations in the 2004 Watson Study, on February 29, 2008, the Compensation Committee reviewed and approved stock-based awards for the Executive Officers based on the Corporation’s results for the year and the executive’s individual contribution to those results. Grants made under the annual equity-based incentive plan to the Executive Officers in 2008 consisted of the following:

•	Time Vested Options: These non-qualified stock options were granted by the Compensation Committee on February 29, 2008 at a strike price equal to $9.52 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest 25% per year for the first four years from the grant date. In 2008, the Corporation granted the following amount of Time Vested options to the Executive Officers: Mr. Dyer — 22,642; Mr. Pelose — 17,394; and Ms. Wilson — 8,948.

•	Performance Based Options: These non-qualified stock options were granted by the Compensation Committee on February 29, 2008 at a strike price equal to $9.52 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. In 2008, the Corporation granted the following amount of Performance Based options to the Executive Officers: Mr. Dyer — 31,034; Mr. Pelose — 23,842; and Ms. Wilson — 12,265. The number of Performance Based option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows:

Four-Year EPS Compounded	% of Grant that Shall
Average Growth Rate	Vest in Four Years

Less than 13.5%	0%
13.5%-14.99%	33.33%
15.0%-16.49%	66.66%
16.5% or greater	100.00%

•	Restricted Stock Awards: No bi-annual restricted stock awards were made to the Executive Officers in 2008 (given that the last bi-annual award was made in 2007 and the next bi-annual award is scheduled for 2009).

•	Matching Grant of MSOP Restricted Stock: Pursuant to the Corporation’s MSOP plan, the Compensation Committee made matching grants of restricted stock to the Executive Officers. The restrictions on the MSOP restricted stock will lapse ten years from the date of grant; however, if the Executive Officer continuously maintains ownership of an equal number of common shares for three years, the vesting on the matching shares shall accelerate and fully vest at the end of such three year period. In 2008, the Corporation granted the following matching shares of restricted stock to the Executive Officers: Mr. Dyer — 6,050; Mr. Pelose — 4,648; and Ms. Wilson — 2,391.

Restricted Stock Grants.  On June 30, 2008, the Compensation Committee awarded Ms. Wilson 12,500 shares of restricted stock. On December 15, 2008 the Compensation Committee awarded 40,000 shares of restricted stock to Mr. Dyer and 50,000 shares of restricted stock to Mr. Pelose. On January 2, 2009, the Compensation Committee awarded an additional 20,000 shares of restricted stock to Mr. Dyer. These special grants of restricted shares were made by the Compensation Committee to further align the interests of the Executive Officers with those of the shareholders. These restricted shares shall cliff vest three years from the grant date.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the Corporation’s 2009 Annual Meeting of Shareholders and included in the Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2008.

This report is submitted by the members of the Compensation Committee of the Board of Directors:

Lawrence J. DeAngelo (Chairman)
Edward Grzedzinski
Matthew J. Sullivan

Compensation Committee Interlocks and Insider Participation

The members of the Corporation’s Compensation Committee are named above. None of these individuals has ever been an officer or employee or the Corporation or any of its subsidiaries and no “compensation committee interlocks” existed during 2008.

Compensation and Plan Information

Summary Compensation Table

The following table sets forth the compensation awarded or paid, or earned or accrued for services rendered to the Corporation in all capacities during fiscal years 2008, 2007 and 2006 by the Corporation’s Chief Executive Officer, Chief Financial Officer and the other individual who was an executive officer during fiscal year 2008. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name & Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Position	Year	($)	($)	($)	($)	($)[2]	($)[3]	($)

Daniel Dyer	2008	$334,808	—	$142,770	$111,562	$115,600	$11,441	$716,181
Chief Executive Officer	2007	$320,000	—	$111,318	$71,752	$47,600	$13,591	$564,261
	2006	$302,077	—	$244,893	$124,942	$72,750	$12,391	$757,053
George D. Pelose	2008	$301,346	—	$346,107	$65,482	$94,031	$11,187	$818,153
Chief Operating	2007	$290,154	—	$190,373	$55,381	$44,250	$6,636	$586,794
Officer and General Counsel	2006	$270,048	—	$360,847	$85,501	$105,497	$8,787	$830,680
Lynne C. Wilson	2008	$252,937	—	$85,389	$16,970	$39,832	$6,485	$401,613
Senior Vice President and	2007	$245,812	—	$52,672	$5,691	$24,147	$2,451	$330,773
Chief Financial Officer[1]	2006	$129,712	$31,250	$55,520	$7,780	$66,129	$3,219	$293,610

[1]	Ms. Wilson’s employment with the Corporation commenced on June 5, 2006. She received a $31,250 starting bonus upon the commencement of her employment.

[2]	Figures represent the cash portion of the bonuses earned for that year (but paid in first quarter of the following year). For fiscal 2007, the Compensation Committee approved the bonuses for the Executive Officers that were recommended by the CEO, with one exception: rather than paying the entire bonus amounts in cash, the Compensation Committee decided to pay approximately one-half in cash (which is reflected in the Non-Equity Incentive Plan Compensation column for 2007) and the remainder in restricted stock awards (Mr. Dyer — 5,000 shares; Mr. Pelose — 4,648 shares; and Ms. Wilson — 2,245 shares) at a per share price equal to $9.52, which was the closing price of the Corporation’s common stock on that date.

[3]	Includes contributions made by the Corporation to the 401(k) plan on behalf of the Executive Officers, and, except with respect to Ms. Wilson, reimbursement of life and disability insurance premiums pursuant to their employment agreements. The 2008 figures for Mr. Pelose and Ms. Wilson and the 2007 figure for Mr. Dyer include reimbursement of the cost of a physical examination. Contributions made by the Corporation to the 401(k) plan in 2008 were $3,450 for Mr. Dyer, $3,450 for Mr. Pelose and $3,135 for Ms. Wilson. Reimbursement of life and disability insurance premiums in 2008 were $7,991 for Mr. Dyer and $4,387 for Mr. Pelose.

Current Compensation — Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards table provides additional information about stock and option awards and equity incentive plan awards granted to our Executive Officers during the year ended December 31, 2008. The Corporation does not have any non-equity incentive award plans and has therefore omitted the corresponding columns. The compensation plans under which the grants in the following table were made are described in the “Compensation for Executive Officers in 2008 — Equity-Based Incentives.”

						All other
					All other	Option
					Stock	Awards:		Grant
					Awards:	Number		Date Fair
					Number	of	Exercise	Value of
					of	Securities	or Base	Stock
		Estimated Future Payouts Under			Shares	Under-	Price of	and
		Equity Incentive Plan Awards			of Stock	Lying	Option	Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	(#)	(#)	(#)	(#)	(#)	($/sh)	($)

Daniel P. Dyer	02/29/2008	—	—	—	5,000	—	—	$47,600
	02/29/2008	—	—	—	6,050	—	—	$57,596
	02/29/2008	10,345	20,689	31,034	—	—	$9.52	$107,998
	02/29/2008	—	—	—	—	22,642	$9.52	$72,002
	12/15/2008	—	—	—	40,000	—	—	$119,200
George D. Pelose	02/29/2008	—	—	—	4,648	—	—	$44,249
	02/29/2008	—	—	—	4,648	—	—	$44,249
	02/29/2008	7,947	15,895	23,842	—	—	$9.52	$82,970
	02/29/2008	—	—	—	—	17,394	$9.52	$55,314
	12/15/2008	—	—	—	50,000	—	—	$149,000
Lynne C. Wilson	02/29/2008	—	—	—	2,245	—	—	$21,372
	02/29/2008	—	—	—	2,391	—	—	$22,762
	02/29/2008	4,088	8,177	12,265	—	—	$9.52	$42,682
	02/29/2008	—	—	—	—	8,948	$9.52	$28,455
	06/30/2008	—	—	—	12,500	—	—	$86,625

Outstanding Equity Awards at Fiscal Year-End 2008

The following table summarizes the equity awards we have made to our Executive Officers which are outstanding as of December 31, 2008.

	Option Awards							Stock Awards
													Equity
													Incentive
											Equity		Plan
				Equity							Incentive		Awards:
				Incentive							Plan Awards:		Market or
				Plan							Number of		Payout
				Awards;						Market	Unearned		Value of
	Number of	Number of		Number of				Number of		Value of	Shares,		Unearned
	Securities	Securities		Securities				Shares or		Shares or	Units or		Shares, Units
	Underlying	Underlying		Underlying		Option		Units of		Units of	Other		or Other
	Unexercised	Unexercised		Unexercised		Exercise	Option	Stock that		Stock that	Rights that		Rights that
	Options (#)	Options (#)		Unearned		Price	Expiration	Have Not		Have Not	Have Not		Have Not
Name	Exercisable	Unexercisable		Options (#)		($)	Date	Vested (#)		Vested (#)	Vested (#)		Vested ($)

Daniel P. Dyer	28,000	—		—		$4.23	4/03/2010	—		—	—		—
	51,240	—		—		$10.18	10/4/2011	—		—	—		—
	14,000	—		—		$3.39	1/17/2012	—		—	—		—
	7,000	—		—		$3.39	1/13/2013	—		—	—		—
	6,650	—		—		$10.18	1/13/2013	—		—	—		—
	13,000	7,000	[1]	—		$18.80	1/29/2014	—		—	—		—
	16,071	5,358	[2]	—		$17.52	1/11/2012	—		—	—		—
	4,008	4,008	[3]	—		$21.60	3/28/2013	—		—	—		—
	—	—		12,026	[4]	$21.60	3/28/2013	—		—	—		—
	2,328	6,986	[5]	—		$20.77	3/16/2014	—		—	—		—
	—	—		12,919	[6]	$20.77	3/16/2014	—		—	—		—
	—	22,642	[7]	—		$9.52	2/28/2015	—		—	—		—
	—	—		31,034	[8]	$9.52	2/28/2015	—		—	—		—
	—	—		—		—	—	2,760	[9]	$7,204	—		—
	—	—		—		—	—	9,000	[10]	$23,490	—		—
	—	—		—		—	—	2,495	[11]	$6,512	—		—
	—	—		—		—	—	8,320	[12]	$21,715	—		—
	—	—		—		—	—	2,773	[13]	$7,238	—		—
	—	—		—		—	—	5,000	[14]	$13,050	—		—
	—	—		—		—	—	6,050	[15]	$15,791	—		—
	—	—		—		—	—	40,000	[16]	$104,400	—		—
George D. Pelose	5,050	—		—		$5.01	7/27/2010	—		—	—		—
	7,000	—		—		$3.39	8/22/2011	—		—	—		—
	42,700	—		—		$10.18	10/4/2011	—		—	—		—
	28,000	—		—		$3.39	1/17/2012	—		—	—		—
	7,000	—		—		$3.39	1/13/2013	—		—	—		—
	6,055	—		—		$10.18	1/13/2013	—		—	—		—
	10,000	—		—		$14.00	11/11/2013	—		—	—		—
	8,125	4,375	[1]	—		$18.80	1/29/2014	—		—	—		—
	6,934	2,312	[2]	—		$17.52	1/11/2012	—		—	—		—
	1,945	1,946	[3]	—		$21.60	3/28/2013	—		—	—		—
	—	—		5,838	[17]	$21.60	3/28/2013	—		—	—		—
	1,789	5,367	[5]	—		$20.77	3/16/2014	—		—	—		—
	—	—		9,924	[18]	$20.77	3/16/2014	—		—	—		—
	—	17,394	[7]	—		$9.52	2/28/2015	—		—	—		—
	—	—		23,842	[27]	$9.52	2/28/2015	—		—	—		—
	—	—		—		—	—	712	[9]	$1,858	—		—
	—	—		—		—	—	3,883	[10]	$10,135	—		—
	—	—		—		—	—	1,211	[11]	$3,161	—		—
	—	—		—		—	—	23,100	[19]	$60,291	—		—
	—	—		—		—	—	—		—	25,500	[20]	$66,555
	—	—		—		—	—	6,391	[12]	$16,681	—		—
	—	—		—		—	—	2,130	[13]	$5,559	—		—
	—	—		—		—	—	4,648	[14]	$12,131	—		—
	—	—		—		—	—	4,648	[15]	$12,131	—		—
	—	—		—		—	—	50,000	[16]	$130,500	—		—

	Option Awards							Stock Awards
													Equity
													Incentive
											Equity		Plan
				Equity							Incentive		Awards:
				Incentive							Plan Awards:		Market or
				Plan							Number of		Payout
				Awards;						Market	Unearned		Value of
	Number of	Number of		Number of				Number of		Value of	Shares,		Unearned
	Securities	Securities		Securities				Shares or		Shares or	Units or		Shares, Units
	Underlying	Underlying		Underlying		Option		Units of		Units of	Other		or Other
	Unexercised	Unexercised		Unexercised		Exercise	Option	Stock that		Stock that	Rights that		Rights that
	Options (#)	Options (#)		Unearned		Price	Expiration	Have Not		Have Not	Have Not		Have Not
Name	Exercisable	Unexercisable		Options (#)		($)	Date	Vested (#)		Vested (#)	Vested (#)		Vested ($)

Lynne C. Wilson	1,269	1,269	[21]	—		$21.32	6/5/2013	—		—	—		—
	—	—		3,808	[22]	$21.32	6/5/2013	—		—	—		—
	864	2,593	[5]	—		$20.77	3/16/2014	—		—	—		—
	—	—		4,794	[23]	$20.77	3/16/2014	—		—	—		—
	—	8,948	[7]	—		$9.52	2/28/2015	—		—	—		—
	—	—		12,265	[28]	$9.52	2/28/2015	—		—	—		—
	—	—		—		—	—	9,100	[24]	$23,751	—		—
	—	—		—		—	—	1,932	[25]	$5,043	—		—
	—	—		—		—	—	—		—	6,825	[26]	$17,813
	—	—		—		—	—	3,087	[12]	$8,057	—		—
	—	—		—		—	—	1,029	[13]	$2,686	—		—
	—	—		—		—	—	2,245	[14]	$5,859	—		—
	—	—		—		—	—	2,391	[15]	$6,241	—		—
	—	—		—		—	—	12,500	[29]	$32,625	—		—

[1]	The expiration date of the options is ten years after the grant date. The options granted will vest and become exercisable over an eight year period at the following annual increments: 2.5% in first year; 5.0% in second year; 7.5% in third year; 10.0% in fourth year; 15.0% in fifth year; and 20.0% in each of the sixth, seventh and eighth years. On March 9, 2007 the Corporation reported GAAP net income greater than $17.0 million for a fiscal year, accelerating vesting of the options so that the remaining amount of unexercised shares from the seventh and eighth years of the vesting schedule became immediately exercisable.

[2]	Stock options vest at the rate of 25% per year, with vesting dates for the remaining 25% at 1/11/2009.

[3]	Stock options vest at the rate of 25% per year, with vesting dates for the remaining 50% at 3/28/2009; and 3/28/2010.

[4]	The Performance Based non-qualified stock options were granted on March 28, 2006 at a strike price equal to $21.60 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 4,008; at 15.0%-16.49%, 8,017; at 16.5% or greater, 12,026.

[5]	Stock options vest at the rate of 25% per year, with vesting dates for the remaining 75% at 3/16/2009; 3/16/2010; and 3/16/2011.

[6]	The Performance Based non-qualified stock options were granted on March 16, 2007 at a strike price equal to $20.77 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 4,306; at 15.0%-16.49%, 8,612; at 16.5% or greater, 12,919.

[7]	Stock options vest at the rate of 25% per year, with vesting dates of 2/28/2009; 2/28/2010; 2/28/2011; and 2/28/2012.

[8]	The Performance Based non-qualified stock options were granted on February 29, 2008 at a strike price equal to $9.52 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 10,345; at 15.0%-16.49%, 20,689; at 16.5% or greater, 31,034.

[9]	The shares were granted on March 9, 2004, and vest ten years from the grant date.

[10]	Represents grant of restricted shares made on January 11, 2005 (the grant date stock price was $17.52). The restrictions on these shares shall lapse on January 11, 2012. Vesting shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting certain minimum compounded average net income growth for a period of four consecutive fiscal years after the date of grant (using reported net income for 2004 as the initial measurement point).

[11]	Represents matching grant of restricted stock under MSOP made on March 28, 2006 (the grant date stock price was $21.60). The restrictions on these matching restricted shares shall lapse on March 28, 2016. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on March 28, 2009) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

[12]	Represents grant of restricted shares made on March 16, 2007 (the grant date stock price was $20.77). The restrictions on these shares shall lapse on March 16, 2014. Vesting shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting certain minimum compounded average net income growth for a period of four consecutive fiscal years after the date of grant (using reported net income for 2006 as the initial measurement point).

[13]	Represents matching grant of restricted stock under MSOP made on March 16, 2007 (the grant date stock price was $20.77). The restrictions on these matching restricted shares shall lapse on March 16, 2017. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on March 16, 2010) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

[14]	Represents grant of restricted shares granted in lieu of a portion of the Executive Officer’s cash bonus. The restrictions on these shares shall lapse on February 28, 2009.

[15]	Represents matching grant of restricted stock under MSOP made on February 29, 2008 (the grant date stock price was $9.52). The restrictions on these matching restricted shares shall lapse on February 28, 2018. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on February 28, 2011) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

[16]	Represents grant of restricted shares made on December 15, 2008 (the grant date stock price was $2.98). The restrictions on these shares shall lapse on December 15, 2011.

[17]	The Performance Based non-qualified stock options were granted on March 28, 2006 at a strike price equal to $21.60 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 1,946; at 15.0%-16.49%, 3,892; at 16.5% or greater, 5,838.

[18]	The Performance Based non-qualified stock options were granted on March 16, 2007 at a strike price equal to $20.77 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 3,308; at 15.0%-16.49%, 6,616; at 16.5% or greater, 9,924.

[19]	Represents an original grant of 33,000 of restricted shares granted on May 19, 2006, that vested 15% on May 19, 2007 and 15% on May 19, 2008 and that will vest 70% on May 19, 2009.

[20]	Shares of performance based restricted stock granted on May 19, 2006, whereby all or a portion of these shares may vest three years after the issuance date depending on the diluted EPS compound average growth rate over such three year period (i.e., the number of shares that vest could be 0; 8,500; 17,000; or 25,500).

[21]	Stock options vest at the rate of 25% per year, with vesting dates for the remaining 50% at 6/5/2009; and 6/5/2010.

[22]	The Performance Based non-qualified stock options were granted on June 5, 2006 at a strike price equal to $21.32 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 1,269; at 15.0%-16.49%, at 2,539; at 16.5% or greater, 3,808.

[23]	The Performance Based non-qualified stock options were granted on March 16, 2007 at a strike price equal to $20.77 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 1,598; at 15.0%-16.49%, 3,196; at 16.5% or greater, 4,794.

[24]	Represents grant of restricted shares made on June 5, 2006 (the grant date stock price was $21.32). The restrictions on these shares shall lapse on June 5, 2010.

[25]	Represents grant of restricted shares made on June 5, 2006 (the grant date stock price was $21.32). The restrictions on these shares shall lapse on June 5, 2013. Vesting shall immediately accelerate (and all restrictions shall lapse) upon the Corporation reporting certain minimum compounded average net income growth for a period of four consecutive fiscal years after the date of grant (using reported net income for 2005 as the initial measurement point).

[26]	Shares of restricted stock granted on June 5, 2006, whereby all or a portion of these shares may vest four years after the issuance date depending on the diluted EPS compound average growth rate over such four year period (i.e., the number of shares that vest could be 0; 2,275; 4,550; or 6,825).

[27]	The Performance Based non-qualified stock options were granted on February 29, 2008 at a strike price equal to $9.52 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 7,947; at 15.0%-16.49%, 15,895; at 16.5% or greater, 23,842.

[28]	The Performance Based non-qualified stock options were granted on February 29, 2008 at a strike price equal to $9.52 (the closing price of the Corporation’s common stock on that date). These options have a term of seven years and vest four years from the grant date. The number of option shares that vest on such date will be determined by the Corporation’s EPS compounded average growth rate over the four fiscal years following the grant date, as follows: EPS compounded average growth rate over the four fiscal years at less than 13.5%, 0; at 13.5%-14.99%, 4,088; at 15.0%-16.49%, 8,177; at 16.5% or greater, 12,265.

[29]	Represents grant of restricted shares made on June 30, 2008 (the grant date stock price was $6.93). The restrictions on these shares shall lapse on June 30, 2011.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)

Daniel P. Dyer	—	—	2,833	$27,452
George D. Pelose	—	—	6,244	$45,011
Lynne C. Wilson	—	—	—	—

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses, as of December 31, 2008, the number of outstanding options and other rights granted by the Corporation to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans Excluding
	Outstanding Options	Outstanding Options	Securities Reflected in
Plan Category	and Other Rights	and Other Rights	Column (a)
	(a)	(b)	(c)

Equity Compensation Plans Approved by Shareholders
2003 Equity Compensation Plan, as amended	885,459	$12.32	982,146
2003 Employee Stock Purchase Plan	None	n/a	70,999
Equity Compensation Plans Not Approved by Shareholders	None	n/a	None

Totals	885,459	$12.32	1,053,145

Potential Payments upon Termination of Employment or Change in Control

The following tables show potential payments to Messrs. Dyer and Pelose upon termination of employment, including without limitation a change in control, assuming a December 31, 2008 termination date. Stock option benefit amounts are computed for each option as to which vesting will be accelerated upon the occurrence of the termination event by multiplying the number of shares underlying the option by the difference between the $2.61 closing price per share of our common stock on December 31, 2008 and the exercise price per share of the option. Restricted stock benefit amounts are computed by multiplying the number of restricted shares as to which vesting will be accelerated by the $2.61 per share closing price of our common stock on December 31, 2008.

A description of the applicable provisions of the employment agreements for Messrs. Dyer and Pelose follows the tables.

Daniel P. Dyer

Change in Control,
Non-Renewal by
Corporation,
	Termination without	For Cause or
	Cause or for Good	Voluntary	Death or
Benefit Type	Reason	Termination	Disability

Lump Sum Payments	$1,173,984	—	—
Stock Options	—	—	—
Restricted Stock	$199,399	—	$199,399
Excise Tax Gross-Ups	—	—	—

George D. Pelose

Change in Control,
Non-Renewal by
Corporation,
	Termination without	For Cause or
	Cause or for Good	Voluntary	Death or
Benefit Type	Reason	Termination	Disability

Lump Sum Payment	$979,259	—	—
Stock Options	—	—	—
Restricted Stock	$319,002	—	$319,002
Excise Tax Gross-Ups	—	—	—

The Corporation has employment agreements with Messrs. Dyer and Pelose, which run through November 2010.

The Corporation may terminate the employment agreements for or without cause. A termination for cause requires a vote of two-thirds of our directors and prior written notice to the executive providing an opportunity to remedy the cause. Cause generally means: 1) willful fraud or material dishonesty by the executive in connection with the performance of his employment duties; 2) grossly negligent or intentional failure by the executive to substantially perform his employment duties; 3) material breach by the executive of certain protective covenants (as described below); or 4) the conviction of, or plea of nolo contendere to, a charge of commission of a felony by the executive.

The Corporation may terminate the executive’s employment upon non-renewal of the employment agreement. Upon non-renewal of the employment agreement, the executive’s employment with the Corporation will terminate as of the last day of the agreement term, provided that the executive was willing and able to execute a new contract providing terms and conditions substantially similar to those in the employment agreement and to continue providing services under the employment agreement.

The executive may terminate his employment agreement with or without good reason. A termination by the executive for good reason requires prior written notice providing the Corporation with the opportunity to remedy the good reason. Good reason means the occurrence of any one or more of the following, without the consent of the executive: (a) a material diminution in the executive’s authority, duties or responsibilities; (b) the Corporation requires that the executive report to an officer or employee of the Corporation instead of reporting directly to the Corporation’s Chief Executive Officer, in the case of Mr. Pelose, and Board of Directors, in the case of Mr. Dyer; (c) a material diminution in the executive’s base compensation, which, for purposes of the employment agreement, means the executive’s base salary and target incentive bonus percentage in effect immediately prior to the action taken to diminish the executive’s base salary or target incentive bonus percentage; (d) a material change in the geographic location at which the executive must perform services, which shall include a change to a location that is more than twenty-five (25) miles from the location at which the executive performs services under the employment agreement as of December 31, 2008; or (e) any other action or inaction that constitutes a material breach by the Corporation under the employment agreement.

If a change in control (as defined in the employment agreements) occurs during the term of the employment agreements, then the executive’s employment with the Corporation shall automatically terminate without cause as of the date of the change of control.

Pursuant to the terms of their employment agreements, if the employment of Messrs. Dyer or Pelose ends for any reason, the Corporation will pay accrued salary, bonuses and incentive payments already determined and other existing obligations. In addition, in the event of a termination of employment due to either termination by the Corporation without cause, the resignation by the executive for good reason, non-renewal by the Corporation or a change in control, the executive will receive a lump sum payment equal to: (i) two times current base salary; (ii) two times the average incentive bonus earned for the preceding two fiscal years; (iii) two years of medical and dental benefits for the executive and his family, based on the current monthly COBRA premium plus an increase to cover taxes; (iv) two years of life and long-term disability insurance coverage, based on the current annual premiums, plus an increase to cover taxes; and (v) any incentive bonus earned but not yet paid. The lump sum amount is payable within thirty (30) days following the termination date (provided the executive executes and does not revoke a standard release of employment claims). In the event that the executive’s employment is terminated on account of the executive’s death or disability, termination by the Corporation without cause, the resignation by the executive for good reason, non-renewal by the Corporation or a change in control, then all of the options, restricted stock and other stock incentives granted to the executive will become fully vested, and the executive will have up to two years in which to exercise all vested options. If any payments due to the executive under the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Corporation will be required to gross up the executive’s payments for the amount of the excise tax plus the amount of income and other taxes due as a result of the gross up payment.

Notwithstanding the provisions described above, the employment agreements are intended to comply with the requirements of Section 409A of the Internal Revenue Code, to the extent applicable, and the agreements shall be interpreted to avoid any penalty sanctions under the Code, and therefore may require a payment delay of severance benefits or reimbursements to be paid to the executive.

Upon termination of the employment agreement, the executive will be subject to certain protective covenants. If the Corporation terminates the executive’s employment without cause or if the executive terminates his employment with good reason, the executive will be prohibited from competing with the Corporation and from soliciting its customers for an 18-month period; provided that such period shall be 12 months for all other terminations. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.

Ms. Wilson does not have an employment agreement, but pursuant to the terms of the Corporation’s 2003 Equity Compensation Plan, as amended (the “Equity Plan”), upon a change of control (as defined in the Equity Plan), all outstanding options shall immediately vest and become exercisable, and the restrictions and conditions on all outstanding restricted stock awards shall immediately lapse. Based on this, in the event of a change of control (as defined in the Equity Plan), assuming a December 31, 2008 change of control date, the benefit to Ms. Wilson would be $102,075 in restricted stock and $0 in options. Stock option benefit amounts are computed for each option as to which vesting will be accelerated upon the occurrence of the termination event by multiplying the number of shares underlying the option by the difference between the $2.61 closing price per share of our common stock on December 31, 2008 and the exercise price per share of the option. Restricted stock benefit amounts are computed by multiplying the number of restricted shares as to which vesting will be accelerated by the $2.61 per share closing price of our common stock on December 31, 2008.

Directors’ Compensation

The non-employee independent members of the Board of Directors receive a $30,000 annual retainer (payable in quarterly installments) for their service on the Board of Directors. Non-employee independent members of the Board of Directors are granted an Option to purchase 5,000 shares of the Corporation’s common stock upon their initial appointment or election to the Board. These Options vest in four equal annual installments. In addition, non-employee independent members of the Board of Directors receive annual grants under the Corporation’s 2003 Equity Compensation Plan, as amended, of (i) restricted stock yielding a present value of $27,000 at the Stock Award grant date and (ii) Options yielding a present value of $9,000 at the grant date (using an option pricing model). The annual restricted Stock Awards vest at the earlier of (a) seven years from the grant date and (b) six months following the non-employee independent director’s termination of Board service. The annual Option grants cliff vest one year from the grant date. The per share exercise price of all Options granted to non-employee independent members of the Board of Directors is equal to the fair market value per share on the date the Option is granted.

The chairman of the Audit Committee receives additional compensation of $10,000 per year, the chairman of the Compensation Committee receives additional compensation of $4,000 per year, and the chairman of the Nominating Committee receives additional compensation of $2,000 per year. These fees are paid in quarterly installments.

In 2008, the Lead Independent Director received additional compensation of $25,000 per year, paid in quarterly installments.

On March 31, 2009, the Board of Directors elected Mr. McGinty to the role of Chairman of the Board and eliminated the position of Lead Independent Director. In connection therewith, the Board of Directors also approved the following total compensation to be paid to the non-employee Chairman of the Board of the Corporation: (i) $100,000 total annual retainer (payable in quarterly installments), (ii) an annual option grant yielding a present value of $10,250 and (iii) an annual restricted stock grant yielding a present value of $30,750. The annual option grant will have a seven year term and will cliff vest one year from the grant date, and the annual restricted stock grant will vest at the earlier of (a) seven years from the grant gate and (b) six months following the non-employee Chairman’s termination of Board service. Effective April 13, 2009, Mr. McGinty voluntarily agreed to reduce his annual retainer by 20% for an unspecified period of time in light of the difficult economic environment.

The following table sets forth compensation from the Corporation for the non-employee independent members of the Board of Directors in 2008. The table does not include reimbursement of travel expenses related to attending Board, Committee and Corporation business meetings.

Director Compensation Table

	Fees Earned or	Stock	Option
Name	Paid In Cash ($)	Awards ($)	Awards ($)	Total ($)

Kevin J. McGinty	$59,000	$9,970	$8,818	$77,788
John J. Calamari	$40,000	$9,970	$8,818	$58,788
James W. Wert	$30,000	$9,970	$8,818	$48,788
Lawrence J. DeAngelo	$32,000	$9,970	$8,818	$50,788
Edward Grzedzinski	$30,000	$9,970	$19,062	$59,032
Matthew J. Sullivan[1]	$22,500	$2,240	$7,525	$32,265

[1]	Mr. Sullivan was appointed to the Corporation’s Board of Directors in April 2008.

Report of the Audit Committee

Management is responsible for the Corporation’s internal financial controls and the financial reporting process. The Corporation’s outside independent registered public accountants, Deloitte & Touche LLP, are responsible for performing an independent audit of the Corporation’s consolidated financial statements and to express an opinion as to whether those financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Corporation, in conformity with generally accepted accounting principles in the United States (“GAAP”). The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee meets at least quarterly with our management and outside independent registered public accountants to discuss our financial statements and earnings press releases prior to any public release or filing of the information.

The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the year ended December 31, 2008, with the Corporation’s management. The Audit Committee has discussed with the outside independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards, AU § 380).

The outside independent registered public accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the outside independent registered public accountants their independence and considered whether the non-audit services provided by the outside independent registered public accountants are compatible with maintaining their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

This report is submitted by the members of the Audit Committee of the Board of Directors:

John J. Calamari (Chairman)
James W. Wert
Kevin J. McGinty

Independent Registered Public Accountants

A representative of Deloitte & Touche LLP, the Corporation’s independent registered public accountants, will be present at the Annual Meeting and will be given the opportunity to make a statement if desired. The representative will also be available to respond to appropriate questions.

The following sets forth the fees paid to the Corporation’s independent registered public accountants for the last two fiscal years:

	2008	2007

Audit Fees	$1,009,707	$911,270
Audit-Related Fees	$35,000	$31,335
Tax Fees	$7,578	$19,500
All Other Fees	$0	$0

Total	$1,052,285	$962,105

Audit Fees.  Consists of fees related to the performance of the audit or review of the Corporation’s financial statements and internal control over financial reporting, including services in connection with assisting the Corporation in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. This category also includes annual agreed upon procedures relating to servicer reviews and the issuance of term asset-backed securitizations.

Audit-Related Fees.  Consists of fees related to audits of the Corporation’s 401(k) Plan by Deloitte & Touche LLP.

Tax Fees.  Consists of assistance rendered in preparation of various state corporate tax returns and proxy disclosures.

The Audit Committee has the sole authority to consider and approve in advance any audit, audit-related and tax work to be performed for the Corporation by its independent registered public accountants.

Certain Relationships and Related Transactions

Under the Corporation’s Code of Ethics and Business Conduct, the Audit Committee must review and approve transactions with “related persons” (directors, director nominees and executive officers or their immediate family members, or stockholders owning 5% or greater of the Corporation’s outstanding stock) in which the amount exceeds $120,000 and in which the related person has a direct or indirect material interest. Under this policy, full written disclosure must be submitted in writing to the Corporation’s General Counsel, who will submit it to the Audit Committee for review. The transaction must receive Audit Committee approval prior to the consummation of the transaction.

The Corporation obtains all of its commercial, healthcare and other insurance coverage through The Selzer Company, an insurance broker located in Warrington, Pennsylvania. Richard Dyer, the brother of Daniel P. Dyer, the Chairman of our Board of Directors and Chief Executive Officer, is the President of The Selzer Company. We do not have any contractual arrangement with The Selzer Company or Richard Dyer, nor do we pay either of them any direct fees. Insurance premiums paid to The Selzer Company totaled $584,000 in 2008.

Joseph Dyer, the brother of Daniel P. Dyer, the Chairman of our Board of Directors and Chief Executive Officer, is a vice president in our treasury group and was paid compensation in excess of $120,000 for such services in 2008.

On March 11, 2008, the Corporation received approval from the Federal Deposit Insurance Corporation (“FDIC”) for federal deposit insurance for its wholly-owned subsidiary, Marlin Business Bank, an industrial bank chartered by the State of Utah (the “Bank”), and approved the Bank to commence operations effective March 12, 2008. As a result of the approval, the Corporation became subject to the terms, conditions and obligations of a Letter Agreement, dated as of June 18, 2007 (the “Letter Agreement”), by and among the Corporation, Peachtree Equity Investment Management, Inc. (“Peachtree”) and WCI (Private Equity) LLC (“WCI”). On March 26, 2007, the Corporation announced that it had received correspondence from the FDIC approving the application for federal deposit insurance for the Bank, subject to certain conditions set forth in the order issued by the FDIC, dated as of March 20, 2007 (the “Order”). The Order provided that the approval of the Corporation’s Bank application was conditioned on Peachtree and WCI, whose sole manager is Peachtree, executing a passivity agreement with the FDIC to eliminate Peachtree and WCI’s ability to control the Bank. Therefore, Peachtree, WCI and the FDIC entered into a Passivity Agreement, dated as of June 18, 2007 (the “Passivity Agreement”), which would be deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. In connection with the execution of the Passivity Agreement, the Corporation entered into the Letter Agreement, which is also deemed effective on the date of issuance from the FDIC of the federal deposit insurance for the Bank. Therefore, the effective date for both the Passivity Agreement and the Letter Agreement is March 11, 2008. Under the terms of the Letter Agreement, the Corporation agreed to create one vacancy on the Corporation’s Board of Directors by increasing the size of the Board from six to seven directors. The Corporation also agreed to take all necessary action to appoint one individual proposed by Peachtree and WCI as a member of the Board who will serve as a director until the expiration of the term at the Annual Meeting. In addition, the Corporation agreed to include an individual proposed by Peachtree and WCI on the Board’s slate of nominees for election as a director of the Corporation and to use its best efforts to cause the election of such individual so long as Peachtree and WCI are subject to the terms and conditions of the Passivity Agreement.

Section 16(a) Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the SEC. Based on a review of copies of the reports we received and on the statements of the reporting persons, to the best of the Corporation’s knowledge, all required reports in 2008 were filed on time except that the Corporation, on behalf of John J. Calamari, Kevin J. McGinty, George D. Pelose, Matthew J. Sullivan, and James W. Wert, failed to timely file a Form 4 to report a change in ownership of common stock. The Corporation on the behalf of John J. Calamari failed to timely file a Form 4 to report a grant of restricted stock on June 2, 2008, as part of the Corporation’s Director compensation plan. The Corporation filed the Form 4 for such grant, on behalf of John J. Calamari, on June 10, 2008. The Corporation on the behalf of Kevin J. McGinty failed to timely file a Form 4 to report the purchase of common stock on November 24, 2008. The Corporation filed the Form 4 for such grant on December 3, 2008 on behalf of Kevin J. McGinty. The Corporation on the behalf of George D. Pelose failed to timely file a Form 4 to report the delivery of shares to pay a tax liability associated with the vesting of certain shares of restricted stock on May 19, 2008. The Corporation filed the Form 4 for such delivery of shares on June 2, 2008 on behalf of George D. Pelose. The Corporation on the behalf of Matthew J. Sullivan failed to timely file a Form 4 to report the grant of options made pursuant to the Corporation’s Director compensation plan on April 17, 2008. The Corporation filed the Form 4 for such grant on April 24, 2008 on behalf of Matthew J. Sullivan. The Corporation on the behalf of James W. Wert failed to timely file a Form 4 to report the exercise of options on February 15, 2008. The Corporation filed the Form 4 for such grant on March 10, 2008 on behalf of James W. Wert.

Shareholder Proposals

In order to be considered for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders to be held in 2010, all shareholder proposals must be submitted to the Corporate Secretary at the Corporation’s office, 300 Fellowship Road, Mount Laurel, New Jersey, 08054 on or before December 31, 2009.

Additional Information

Any shareholder may obtain a copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, including the financial statements and related schedules and exhibits, required to be filed with the SEC, without charge, by submitting a written request to the Corporate Secretary, Marlin Business Service Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. You may also view these documents on the investor relation’s section of the Corporation’s website at www.marlincorp.com.

Other Matters

The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  GEORGE D. PELOSE
George D. Pelose
Secretary

Mount Laurel, New Jersey
September 18, 2009

APPENDIX A

AMENDMENT 2009-1
to the
MARLIN BUSINESS SERVICES CORP.
2003 EQUITY COMPENSATION PLAN, AS AMENDED

WHEREAS, the Marlin Business Services Corp. (the “Company”) maintains the Marlin Business Services Corp. 2003 Equity Compensation Plan, as amended (the “Plan”), for the benefit of eligible employees of the Company and its subsidiaries, non-employee directors, consultants and advisors;

WHEREAS, since the adoption of the Plan, shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), have been issued to eligible participants consistent with the terms and conditions of the Plan; and

WHEREAS, the Board of Directors of the Company desires to amend the Plan to increase the maximum aggregate number of shares of the Corporation’s stock that shall be subject to grants made under the Plan to any individual during any calendar year from 100,000 shares to 200,000 shares.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s shareholders at the 2009 Annual Meeting, the Plan is hereby amended as follows:

1.	The last sentence of Section 3(a) of the Plan is hereby amended in its entirety to read as follows:

“The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 200,000 shares, subject to adjustment as described below.”

2.	In all respects not amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, to record the adoption of this Amendment 2009-1 to the Plan, the Company has caused the execution of this instrument on this  day of          , 2009.

Attest:	MARLIN BUSINESS SERVICES CORP.

By:
Title:

A-1

APPENDIX B

AMENDMENT 2009-2
to the
MARLIN BUSINESS SERVICES CORP.
2003 EQUITY COMPENSATION PLAN, AS AMENDED

WHEREAS, the Marlin Business Services Corp. (the “Corporation”) maintains the Marlin Business Services Corp. 2003 Equity Compensation Plan, as amended (the “Plan”), for the benefit of eligible employees of the Corporation and its subsidiaries, non-employee directors, consultants and advisors;

WHEREAS, since the adoption of the Plan, shares of the Corporation’s common stock, par value $0.01 per share, have been issued to eligible participants consistent with the terms and conditions of the Plan;

WHEREAS, a number of stock options granted under the Plan currently have an exercise price per share that exceeds the current fair market value of a share of common stock of the Corporation; and

WHEREAS, the Board of Directors of the Corporation desires to amend the Plan, subject to shareholder approval of the Company’s shareholders, to allow a one-time stock option exchange program for employees of the Corporation.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Corporation’s shareholders at the 2009 Annual Meeting, the Plan is hereby amended as follows:

1.	A new Section 19(f) is hereby added to the Plan to read in its entirety as follows:

‘‘(f) One-Time Option Exchange.  Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s shareholders at its 2009 Annual Meeting of shareholders, the Board may provide for, and the Company may implement, a one-time-only option exchange offer for the Company’s and its subsidiaries’ Employees, including Employees who are officers or members of the Board, pursuant to which certain outstanding Options to purchase shares of Company Stock could, at the election of the Grantee, be tendered to the Company for cancellation in exchange for the issuance of a new Option that will represent the ability to purchase, with a lower exercise price, a lesser number of shares of Company Stock as compared to the cancelled Options, provided that such one-time-only option exchange offer is commenced within six months following the date of such shareholder approval.”

2.	In all respects not amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, to record the adoption of this Amendment 2009-2 to the Plan, the Corporation has caused the execution of this instrument on this  day of          , 2009.

Attest:	MARLIN BUSINESS SERVICES CORP.

By:
Title:

B-1

APPENDIX C

AMENDMENT 2009-3
to the
MARLIN BUSINESS SERVICES CORP.
2003 EQUITY COMPENSATION PLAN, AS AMENDED

WHEREAS, the Marlin Business Services Corp. (the “Company”) maintains the Marlin Business Services Corp. 2003 Equity Compensation Plan, as amended (the “Plan”), for the benefit of eligible employees of the Company and its subsidiaries, non-employee directors, consultants and advisors;

WHEREAS, since the adoption of the Plan, shares of the Company’s Common Stock, par value $0.01 per share, have been issued to eligible participants consistent with the terms and conditions of the Plan; and

WHEREAS, the Board of Directors of the Company desires to amend the Plan to increase the maximum aggregate number of shares of the Corporation’s stock that may be subject to grants made under the Plan to any individual during the 2010 calendar year to 300,000 shares if the shareholders approve a one-time option exchange program.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s shareholders at the 2009 Annual Meeting, the Plan is hereby amended as follows:

1.	The last sentence of Section 3(a) of the Plan, as amended pursuant to Amendment 2009-1 to the Plan, is hereby amended in its entirety to read as follows:

“The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 200,000 shares, subject to adjustment as described below; provided, however, if the shareholders approve the one-time option exchange program at the 2009 Annual Meeting, the maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during the 2010 calendar year shall be 300,000 shares, subject to adjustment as described below, provided that no more than 200,000 of these shares, subject to adjustment as described below, may be issued pursuant to grants to any individual outside the option exchange program.”

2.	In all respects not amended, the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, to record the adoption of this Amendment 2009-3 to the Plan, the Company has caused the execution of this instrument on this  day of          , 2009.

Attest:	MARLIN BUSINESS SERVICES CORP.

By:
Title:

C-1

PROXY
MARLIN BUSINESS SERVICES CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MARLIN BUSINESS SERVICES CORP.
I/We hereby appoint George D. Pelose and Lynne C. Wilson, or any one of them with power of substitution in each, as proxyholders for me/us, and hereby authorize them to represent me/us at the 2009 Annual Meeting of Shareholders of Marlin Business Services Corp. to be held at The Westin Mount Laurel, 555 Fellowship Road, Mount Laurel, New Jersey, on October 28, 2009 at 9:00 a.m., and at any adjournment thereof, and at this meeting and any adjournment, to vote, as designated below, the same number of shares as I/we would be entitled to vote if then personally present.

I. Election of Directors	☐ FOR all nominees listed	☐ WITHHOLD all nominees listed
(except as written to the contrary below)
NOMINEES:   01-Daniel P. Dyer,      02- John J. Calamari,      03-Lawrence J. DeAngelo,      04-Edward Grzedzinski,
                         05-Kevin J. McGinty,      06-James W. Wert, and      07 Matthew J. Sullivan
(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write their name(s) on the line below)

II.	Approval of the Amendment to the Corporation’s 2003 Equity Compensation Plan, as amended (the “Equity Plan”), to increase the maximum aggregate number of shares of the Corporation’s stock that may be subject to grants made under the Equity Plan to any individual during any calendar year from 100,000 shares to 200,000 shares, and the Equity Plan as so amended;

☐ FOR	☐ AGAINST	☐ ABSTAIN
III.	Approval of the Amendment to the Corporation’s Equity Plan to allow a one-time stock option exchange program for the Corporation’s employees;

☐ FOR	☐ AGAINST	☐ ABSTAIN
IV.	Approval of the Amendment to the Corporation’s Equity Plan to increase the maximum aggregate number of shares of the Corporation’s common stock that may be subject to grants made under the Equity Plan to any individual during the 2010 calendar year to 300,000 shares if the option exchange program is approved, and the Equity Plan as so amended;

☐ FOR	☐ AGAINST	☐ ABSTAIN
(IT IS IMPORTANT THAT YOU SIGN AND DATE THIS PROXY CARD ON THE OTHER SIDE)

THIS PROXY, WHEN PROPERLY SIGNED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, AND IN THE DISCRETION OF THE PROXYHOLDERS NAMED IN THIS PROXY UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.
THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.
I/we hereby acknowledge the receipt, prior to the signing of this Proxy, of a Notice of Annual Meeting of Shareholders and an attached Proxy Statement for the 2009 Annual Meeting, and the Annual Report of Marlin Business Services Corp. for the year ended December 31, 2008.

DATE: , 2009

Signature

Signature

Please sign exactly as your name appears above and print the date on which you sign the proxy in the spaces provided above.

If signed on behalf of a corporation, please sign in corporate name by an authorized officer. If signing as a representative, please give full title as such. For joint accounts, only one owner is required to sign.